Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Elwood Expansion Holdings, LLC,

Elwood Energy Holdings, LLC,

Elwood Energy Holdings II, LLC, and

Tomcat Power, LLC,

as the Sellers,

and

J-POWER USA Development Co., Ltd.,

as the Purchaser

Dated as of August 3, 2016

ii

Exhibits

Exhibit A Defined Terms

Exhibit B Sellers Knowledge Persons

Exhibit C Purchaser Knowledge Persons

Exhibit D Form of A&R Elwood Operating Agreement

Annexes

Annex A Purchaser Guaranty

Annex B Sellers Guaranty

Schedules

Schedule A Sellers Disclosure Schedule

Schedule B Purchaser Disclosure Schedule

iii

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of August 3, 2016, and is by and among Elwood Expansion Holdings, LLC, a Delaware limited liability company (the “Expansion Seller”), Elwood Energy Holdings, LLC, a Delaware limited liability company (the “Elwood Seller I”), Tomcat Power, LLC, a Delaware limited liability company (the “O&M Seller”), Elwood Energy Holdings II, LLC, a Delaware limited liability company (the “Elwood Seller II,” together with the Expansion Seller, the Elwood Seller I and the O&M Seller, the “Tier One Sellers” or the “Sellers”), and J-POWER USA Development Co., Ltd., a Delaware corporation (the “Purchaser”). Each of the Expansion Seller, the Elwood Seller I, the O&M Seller, the Elwood Seller II and the Purchaser is, individually, a “Party,” and, collectively, they are referred to as the “Parties.”

RECITALS

WHEREAS, the Expansion Seller is the beneficial and record owner of fifty percent (50%) of the issued and outstanding membership interests (the “Expansion Interests”) of Elwood Expansion LLC, a Delaware limited liability company (“Elwood Expansion”);

WHEREAS, the Elwood Seller I is the beneficial and record owner of forty nine and five tenths percent (49.5%) of the issued and outstanding membership interests (the “Elwood Seller I Interests”) of Elwood Energy LLC, a Delaware limited liability company (the “Project Company”), which owns a 1,409 MW (nominal) and 1,350 MW (summer net) natural-gas-fired peaking facility located in Will County, Illinois (the “Project”);

WHEREAS, Elwood Seller II is the beneficial and record owner of five tenths of one percent (0.5%) of the issued and outstanding membership interests of the Project Company, and will convey one-half of such interests (such initially conveyed interests, the “Elwood Seller II Tier One Interests”) at the Tier One Sale (as defined herein);

WHEREAS, the O&M Seller is the beneficial and record owner of one hundred percent (100%) of the issued and outstanding membership interests (the “O&M Interests” and, together with the Expansion Interests, the Elwood Seller I Interests, and the Elwood Seller II Tier One Interests, the “Tier One Transferred Interests”) of Elwood Services Company, LLC, a Virginia limited liability company (the “O&M Company” and, together with Elwood Expansion and the Project Company, the “Acquired Companies”), which provides the operating and maintenance services to the Project;

WHEREAS, Elwood Seller II will convey the remaining one-half of five tenths of one percent (0.25%) of the issued and outstanding membership interests (the “Retained Interests” and, together with the Tier One Transferred Interests, the “Transferred Interests”) of the Project Company at the Tier Two Sale (as defined herein);

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Transferred Interests upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, unless the Purchaser agrees otherwise in its sole discretion, the Retained Interests will be purchased by the Purchaser no sooner than twelve months and one day after the Tier One Closing Date subject to the terms and conditions set forth in this Agreement, and the obligation of the Elwood Seller II to sell the Retained Interests will be secured by a pledge to the Purchaser of the Retained Interests;

WHEREAS, the Purchaser’s obligations hereunder shall be guaranteed by Electric Power Development Co., Ltd. pursuant to a guarantee, a copy of which is attached hereto as Annex A (the “Purchaser Guaranty”); and

WHEREAS, the Sellers’ obligations hereunder shall be guaranteed by Dynegy Inc. pursuant to a guaranty, a copy of which is attached hereto as Annex B (the “Sellers Guaranty” and, together with the Purchaser Guaranty, the “Guaranties”).

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
Definitions and Rules of Construction

SECTION 1.01              Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Agreement or in Exhibit A hereto.

SECTION 1.02              Rules of Construction.

(a)                                 Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Annexes and Schedules shall be deemed references to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement.

(b)                                 If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The terms “includes” and “including” shall mean “including, without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear.

(c)                                  Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)                                 The Parties acknowledge that each Party and its attorney has reviewed this Agreement, and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e)                                  The captions in this Agreement are for convenience only and shall not be considered a part of, or affect the construction or interpretation of any provision of, this Agreement.

(f)                                   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)                                  The dollar thresholds contained in Article 8, including the Deductible, the Minimum Claim Amount and the Cap, are not an indication of materiality for any purposes under this Agreement.

(h)                                 All references to “dollars” or “$” shall be to U.S. dollars.

(i)                                     References to any Person include the successors and permitted assigns of that Person.

(j)                                    Prior drafts of this Agreement are not an indication of the Parties’ intent and shall not be applicable to the construction or interpretation of this Agreement.

(k)                                 Any reference in this Agreement, the Schedules or any document delivered in connection with this Agreement to any statute, Contract or document, or any section thereof, shall, unless otherwise expressly provided in this Agreement, be a reference to such statute, Contract, document or section as amended, modified or supplemented (including any successor section) and in effect from time to time.

ARTICLE 2
Purchase and Sale

SECTION 2.01              Purchase and Sale of Transferred Interests. Subject to the terms and conditions of this Agreement, the Purchaser shall purchase, and the Sellers shall sell, all of the Sellers’ right, title and interest in and to the Transferred Interests, free and clear of all Liens, other than (i) the Elwood Security Agreements and (ii) any restrictions created by applicable securities Laws, in exchange for the Purchase Price by wire transfer of immediately available funds in U.S. dollars to an account designated in writing by each Seller not less than two (2) Business Days prior to the applicable Closing Date. Each Closing shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1000 Louisiana St., Suite 6800, Houston, Texas 77002, at 10:00 a.m. Houston time on the applicable Closing Date or (b) at such other place and time as may be mutually agreed upon in writing by the Parties. For purposes of this Agreement, the effective time of each Closing, for accounting purposes, shall be deemed to be 12:01 a.m. Houston time on the applicable Closing Date.

SECTION 2.02              Purchase Price. The aggregate Purchase Price for the Transferred Interests is an amount in cash equal to one hundred seventy two million five hundred thousand dollars and no cents ($172,500,000.00) (the “Purchase Price”).

SECTION 2.03              Tier One Closing. Subject to satisfaction or waiver of the conditions precedent (in the case of waiver, by the Party or Parties entitled to the benefit thereof) in Section 6.01, Section 6.02 and Section 6.03, (a) the Expansion Seller shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase and accept from the Expansion Seller the Expansion Interests (the “Tier One Sale (Expansion)”), (b) the Elwood Seller I shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase and accept from the Elwood Seller I the Elwood Seller I Interests (the “Tier One Sale (Elwood)”), (c) the Elwood Seller II shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase and accept from the Elwood Seller II the Elwood Seller II Tier One Interests (the “Tier One Sale (Elwood II)”) and (d) the O&M Seller shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase and accept from the O&M Seller the O&M Interests (the “Tier One Sale (O&M)” and, together with the Tier One Sale (Expansion) and Tier One Sale (Elwood), and the Tier One Sale (Elwood II), the “Tier One Sale”). In consideration thereof, the Purchaser agrees to deliver to the Tier One Sellers, and the Tier One Sellers agree to accept, one hundred seventy one million six hundred thirty seven thousand five hundred dollars and no cents ($171,637,500.00). The Elwood Tier One Sale shall take place fifteen (15) Business Days after the satisfaction or waiver of the conditions precedent (in the case of waiver, by the Party or Parties entitled to the benefit thereof) in Section 6.01, Section 6.02 and Section 6.03, or at such earlier date as mutually agreed upon by the Parties (the “Tier One Closing Date”). For the avoidance of doubt, following the Tier One Closing, the Purchaser and the Elwood Seller II hereby agree that, other than with respect to its right to cash distributions from the Project Company, the Elwood Seller II shall cease to have any other membership rights, including governance, with respect to its ownership of the Retained Interests.

SECTION 2.04              Tier Two Closing. Subject only to the condition set forth in Section 6.01(b) being satisfied, the Elwood Seller II shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase and accept from the Elwood Seller II the Retained Interests (the “Tier Two Sale”). In consideration thereof, the Purchaser agrees to deliver to the Elwood Seller II, and the Elwood Seller II agrees to accept, eight hundred sixty two thousand five hundred dollars and no cents ($862,500.00). The Elwood Tier Two Sale shall take place no sooner than one year and one day after the Tier One Closing Date or the next Business Day thereafter, or at such earlier date as agreed upon by the Purchaser in its sole discretion; provided that the Purchaser shall give the Elwood Seller II written notice at least 30 days prior to any such earlier date (the “Tier Two Closing Date”).

SECTION 2.05              Closings Deliveries.

(a)                                 At the Tier One Closing Date:

(i)                                     the Tier One Sellers shall deliver, or cause to be delivered, to the Purchaser or its designees:

(1)                                 (A) if the Tier One Transferred Interests are certificated, certificates evidencing the certificated Tier One Transferred Interests, duly endorsed in blank and accompanied by an instrument of assignment and assumption of the Tier One Transferred Interests duly executed by the relevant Seller or (B) if the Tier One Transferred Interests are uncertificated, instruments of assignment and assumption of the Tier One Transferred Interests duly executed by the relevant Seller, in form and substance reasonably acceptable to the Purchaser, effecting the transfer of the uncertificated Tier One Transferred Interests to the Purchaser;

(2)                                 a certificate pursuant to Section 1445(b)(2) of the Code for each Tier One Seller, providing that such Tier One Seller’s regarded owner (for U.S. federal income tax purposes) is not a foreign person, substantially in the form provided in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B) (a “FIRPTA Certificate”); provided that the Purchaser’s sole right in the event a Tier One Seller fails to cause such FIRPTA Certificate to be delivered pursuant to this clause (2) shall be to make an appropriate withholding to the extent required by Section 1445 of the Code;

(3)                                 the Transition Services Agreement, duly executed by an Affiliate of a Tier One Seller;

(4)                                 the instrument of release of Elwood Seller I under the applicable Elwood Security Agreement, duly executed by The Bank of New York Mellon Trust Company, N.A.;

(5)                                 the A&R Elwood Operating Agreement, duly executed by the Elwood Seller II;

(6)                                 the instrument of release of the O&M Interests from any Liens arising under that certain Guarantee and Collateral Agreement dated as of April 23, 2013 among Dynegy Inc., its subsidiaries from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as Collateral Trustee; and

(7)                                 such other agreements, documents, instruments or writings as are required to be delivered by the Tier One Sellers at or prior to the Tier One Closing Date pursuant to Section 6.02, the Elwood Indenture or as are otherwise reasonably required in connection with this Agreement.

(ii)                                  The Purchaser shall make the payment required to be made by it pursuant to Section 2.02 and deliver, or cause to be delivered, to the Tier One Sellers or their respective designees:

(1)                                 the instrument of assignment and assumption, if applicable, duly executed by the Purchaser;

(2)                                 the Transition Services Agreement, duly executed by the Purchaser or an Affiliate thereof;

(3)                                 the instrument of grant of liens with respect to the Elwood Seller I Interests transferred to the Purchaser in favor of The Bank of New York Mellon Trust Company, N.A. duly executed by the Purchaser;

(4)                                 the A&R Elwood Operating Agreement, duly executed by the Purchaser; and

(5)                                 such other agreements, documents, instruments and writings as are required to be delivered by the Purchaser at or prior to the Tier One Closing Date pursuant to Section 6.03, the Elwood Indenture or as are otherwise reasonably required in connection with this Agreement.

(b)                                 At the Tier Two Closing Date:

(i)                                     the Elwood Seller II shall deliver, or cause to be delivered, to the Purchaser or its designees:

(1)                                 an instrument of assignment and assumption of the Retained Interests, duly executed by Elwood Seller II, in form and substance reasonably acceptable to the Purchaser, effecting the transfer of the uncertificated Retained Interests to the Purchaser;

(2)                                 a FIRPTA Certificate pursuant to Section 1445(b)(2) of the Code, providing that the Elwood Seller II’s regarded owner (for U.S. federal income tax purposes) is not a foreign person, substantially in the form provided in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B); provided that the Purchaser’s sole right in the event the Elwood Seller II fails to cause such FIRPTA Certificate to be delivered pursuant to this clause (2) shall be to make an appropriate withholding to the extent required by Section 1445 of the Code;

(3)                                 the instrument of release of Elwood Seller II under the applicable Elwood Security Agreement, duly executed by The Bank of New York Mellon Trust Company, N.A.; and

(4)                                 such other agreements, documents, instruments or writings as are reasonably required in connection with this Agreement.

(ii)                                  The Purchaser shall make the payment required to be made by it pursuant to Section 2.02 and deliver, or cause to be delivered, to the Elwood Seller II or its designees:

(1)                                 the instrument of assignment and assumption, if applicable, duly executed by the Purchaser;

(2)                                 the instrument of grant of liens with respect to the Elwood Seller II Interests transferred to the Purchaser in favor of The Bank of New York Mellon Trust Company, N.A. duly executed by the Purchaser; and

(3)                                 such other agreements, documents, instruments and writings as are reasonably required in connection with this Agreement.

SECTION 2.06              Purchase Price Allocation. If necessary or requested by the Sellers, within one hundred twenty (120) days after each Closing Date, the Purchaser shall prepare and deliver to the relevant Sellers a draft of a statement setting forth a proposed allocation (an “Allocation”) of the applicable portion of the Purchase Price among the Transferred Interests, together with reasonable supporting information and calculations. The Sellers shall inform the Purchaser in writing within forty-five (45) days of the receipt of such draft of any objection by the Sellers to the relevant Allocation. To the extent that any such objection is received, the Purchaser and the Sellers shall attempt in good faith to resolve any dispute within thirty (30) days following the receipt of such objection but shall have no obligation to resolve any disagreement. In the event that the Purchaser and the Sellers agree on the applicable Allocation, such Allocation shall be binding on the Purchaser and the Sellers, who shall file all Tax Returns in a manner consistent with such Allocation. If the Purchaser and the Sellers are unable to agree on the applicable Allocation, the Purchaser and the Sellers shall each be entitled to prepare its own allocation of the applicable portion of the Purchase Price for purposes of filing Tax Returns.

ARTICLE 3
Representations and Warranties of the Seller

Except as disclosed in the Sellers Disclosure Schedule, the Sellers hereby represent and warrant to the Purchaser as follows:

SECTION 3.01              Organization and Existence. Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Each Seller is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not result in a Seller Material Adverse Effect.

SECTION 3.02              Authorization. The execution, delivery and performance by the Sellers of this Agreement and the Other Transaction Documents by each Seller, and the consummation by the Sellers of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller. This Agreement constitutes (assuming the due execution and delivery by the Purchaser) a valid and legally binding obligation of each Seller, enforceable against the Sellers in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exceptions”).

SECTION 3.03              Governmental Consents. No consent or approval (each, a “Consent”) of, or notice or filing (each, a “Filing”) with, any Governmental Entity is required to be obtained or made by any Seller which has not been obtained or made by the Sellers in connection with the execution and delivery of this Agreement or the Other Transaction Documents by the Sellers or the consummation by the Sellers of the transactions contemplated hereby and thereby, other than (a) the approval of the transactions contemplated hereby and thereby by FERC pursuant to Section 203 of the Federal Power Act, and such other Consents and Filings set forth on Section 3.03 of the Sellers Disclosure Schedule (the “Seller Required Consents”) and (b) the Consents and Filings the failure of which to obtain or make would not result in a Seller Material Adverse Effect.

SECTION 3.04              Noncontravention. Assuming that all Seller Required Consents have been timely made, obtained or given, as applicable, the execution, delivery and performance of this Agreement and the Other Transaction Documents by the Sellers do not, and the consummation by the Sellers of the transactions contemplated hereby and thereby will not, contravene or violate any provision of (a) the Organizational Documents of the Sellers, (b) any Contract to which any Seller or any Acquired Company is a party or by which any Seller or any Acquired Company is bound or (c) any Law to which any Seller is subject, except, in the case of clauses (b) and (c), as would not result in a Seller Material Adverse Effect.

SECTION 3.05              Title; Subsidiaries.

(a)                                 The Expansion Seller is the direct legal and beneficial owner of, and has good and legal title to, the Expansion Interests, free and clear of all Liens other than those created by this Agreement, Elwood Expansion’s Organizational Documents or applicable securities Laws, and the Expansion Interests represent 100% of the issued and outstanding interests in Elwood Expansion owned directly by the Expansion Seller.

(b)                                 The Elwood Seller I is the direct legal and beneficial owner of, and has good and legal title to, the Elwood Seller I Interests, free and clear of all Liens other than those created by this Agreement, the Project Company’s Organizational Documents, the applicable Elwood Security Agreement or applicable securities Laws, and the Elwood Seller I Interests represent 100% of the issued and outstanding interests in the Project Company owned directly by the Elwood Seller I.

(c)                                  The Elwood Seller II is the direct legal and beneficial owner of, and has good and legal title to, the Retained Interests, free and clear of all Liens other than those created by this Agreement, the Project Company’s Organizational Documents, the applicable Elwood Security Agreement or applicable securities Laws, and the Retained Interests represent 100% of the issued and outstanding interests in the Project Company owned directly by the Elwood Seller II.

(d)                                 The O&M Seller is the direct legal and beneficial owner of, and has good and legal title to, the O&M Interests, free and clear of all Liens other than those created by this Agreement, the O&M Company’s Organizational Documents or applicable securities Laws, and the O&M Interests represent 100% of the issued and outstanding interests in the O&M Company owned directly by the O&M Seller.

(e)                                  Other than this Agreement or the Acquired Companies’ Organizational Documents, the Transferred Interests are not subject to any voting trust agreement or any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Transferred Interests, and no Person has any outstanding or authorized option, warrant or other right relating to the sale or voting of the Transferred Interests or pursuant to which (i) the Sellers are or may become obligated to issue, sell, transfer or otherwise dispose of, redeem or acquire the Transferred Interests, or (ii) the Sellers have granted, or may be obligated to grant, a right to participate in the profits of the Acquired Companies.

(f)                                   The legal name, jurisdiction of organization and respective ownership of each Acquired Company is set forth in Section 3.05(f) of the Sellers Disclosure Schedule. Except as set forth on Section 3.05(f) of the Sellers Disclosure Schedule, (i) to the Knowledge of the Sellers, no Non-Wholly Owned Acquired Company has (A) any outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any equity interests in such Non-Wholly Owned Acquired Company; (B) any voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of the equity interests of such Non-Wholly Owned Acquired Company; or (C) any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or that is convertible into, exchangeable for or evidences the right to subscribe for or acquire securities having the right to vote) with the equity holders of such Non-Wholly Owned Acquired Company on any matter and (ii) the O&M Company does not have (A) any outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any equity interests in the O&M Company; (B) any voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of the equity interests of the O&M Company; or (C) any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or that is convertible into, exchangeable for or evidences the right to subscribe for or acquire securities having the right to vote) with the equity holders of the O&M Company on any matter. The O&M Company does not own, directly or indirectly, any equity or similar interest in any other Person other than in the Persons set forth on Section 3.05(f) of the Sellers Disclosure Schedule and the Non-Wholly Owned Acquired Companies, to the Knowledge of the Sellers, do not own, directly or indirectly, any equity or similar interest in any other Person other than in the Persons set forth on Section 3.05(f) of the Sellers Disclosure Schedule.

(g)                                  The Project Company is the direct legal and beneficial owner of, and has good and legal title to, the equity interests reflected to be owned by the Project Company in Section 3.05(f) of the Sellers Disclosure Schedule, free and clear of all Liens other than those created by this Agreement, the Project Company’s Organizational Documents or applicable securities Laws. To the Knowledge of the Sellers, each Non-Wholly Owned Acquired Company other than the Project Company is the direct legal and beneficial owner of, and has good and legal title to, the equity interests reflected to be owned by such Non-Wholly Owned Acquired Company in Section 3.05(f) of the Sellers Disclosure Schedule, free and clear of all Liens other than those arising pursuant to this Agreement, such Non-Wholly Acquired Company’s Organizational Documents or applicable securities Laws.

(h)                                 The equity interests set forth in Section 3.05(f) of the Sellers Disclosure Schedule of each Acquired Company (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were issued in compliance with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract and, to the Knowledge of the Sellers, the equity interests set forth in Section 3.05(f) of the Sellers Disclosure Schedule of each Non-Wholly Owned Acquired Company (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were issued in compliance with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract.

SECTION 3.06              Litigation. There are no Claims pending or, to the Knowledge of the Sellers, threatened against or otherwise relating to any Seller or any of their respective Affiliates (including any Acquired Company other than the Project Company and the O&M Company) before any Governmental Entity or any arbitrator, that would result in a Seller Material Adverse Effect. There are no Claims pending or, to the Knowledge of the Sellers, threatened against or otherwise relating to the Project Company or the O&M Company, other than any Claim in which the amount in dispute is less than $10,000. Neither any Seller nor any of their respective Affiliates (including any Acquired Company) is subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that prohibits the consummation of the transactions contemplated hereby or would result in a Seller Material Adverse Effect.

SECTION 3.07              Compliance with Laws. None of the Sellers is in violation of any Law, except for violations that would not result in a Seller Material Adverse Effect.

SECTION 3.08              Sufficiency of Assets.

(a)                                 As of the Tier One Closing Date and following consummation of the transactions contemplated hereby, the assets, properties and rights of the Acquired Companies will comprise all of the assets, properties and rights necessary to permit the Purchaser, as owner of all of the membership interests of the Acquired Companies, to conduct the business of the Acquired Companies immediately following the Tier One Closing Date in the same manner as such business was being conducted as of immediately prior to the Tier One Closing Date.

(b)                                 All books and records of the Acquired Companies, or relating to the business and operations conducted by the Acquired Companies are, and will be immediately following the Tier One Closing Date, in the possession and control of the Acquired Companies.

SECTION 3.09              Intercompany Obligations. Except for this Agreement or any Other Transaction Documents, no obligations, Contracts or other Liabilities exist between the Acquired Companies, on the one hand, and the Sellers or any of their respective Affiliates (other than the Acquired Companies), on the other hand, that will continue in effect subsequent to the Tier One Closing Date.

SECTION 3.10              Brokers. Except as set forth on Section 3.10 of the Sellers Disclosure Schedule (as to which the Sellers or their respective Affiliates (excluding the Acquired Companies) shall be fully responsible for any liability or obligation to pay any fees or commissions), neither any Seller nor any of their respective Affiliates (excluding the Acquired Companies) has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby.

SECTION 3.11              Tax Matters.

(a)                                 (i) Each Acquired Company has timely filed (or has had filed on its behalf) with appropriate Taxing Authorities all material Tax Returns required to be filed by it, such Tax Returns are correct, complete and accurate in all material respects, and all Taxes shown as due on such Tax Returns have been paid; (ii) there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any material Taxes or deficiencies against any Acquired Company; (iii) no federal, state, local, or foreign Audit for which any Acquired Company has received written notification is presently pending with regard to any material Taxes or material Tax Returns filed by or on behalf of any Acquired Company; and (iv) no jurisdiction (whether within or without the United States) in which an Acquired Company has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that such Acquired Company is required to file such Tax Return or pay such type of Tax in such jurisdiction which has not been resolved or settled.

(b)                                 (i) No Acquired Company is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the applicable Seller or such Seller’s regarded owner for U.S. federal income tax purposes); and (ii) no Acquired Company has any liability for the Taxes of any other Person (whether pursuant to any applicable Law, any Tax sharing or indemnity agreement, or any other contractual agreement other than any such agreement entered into in the ordinary course of business the primary purposes of which is not Taxes).

(c)                                  No Acquired Company has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c).

(d)                                 (i) The O&M Company is disregarded for U.S. federal income tax purposes; and (ii) each Non-Wholly Owned Acquired Company is classified as a partnership for U.S. federal income tax purposes.

SECTION 3.12              Regulatory Status.

(a)                                 The Sellers have not received any notice, claim, complaint, protest, or assertion either from, or directed to, any Governmental Entity stating or finding that such Person is in violation of or has failed to comply with, any requirement under the FPA.

(b)                                 None of the Sellers or the O&M Company is an “investment company” or company “controlled” by an “investment company” within the meaning of the Investment Company Act or an “investment advisor” within the meaning of the Investment Company Act. In making the preceding representation and warranty, Sellers are not relying on an exemption under Section 3(c)(1) or 3(c)(7) of the Investment Company Act.

SECTION 3.13              Material Contracts. Section 3.13 of the Sellers Disclosure Schedule contains an accurate and complete list of the Contracts to which the O&M Company is a party or by which it or its assets are bound that involve the total aggregate payment, either to or from the O&M Company of one-hundred fifty thousand dollars ($150,000) or more. The O&M Company does not owe any accrued indemnity to any counterparty to any of these Contracts. All Contracts entered into by any Non-Wholly Owned Acquired Company since April 1, 2015 have been approved in accordance with or permitted under the applicable Non-Wholly Owned Acquired Company’s Organizational Documents.

SECTION 3.14              Financial Statements.

(a)                                 The audited, consolidated financial statements and unaudited, interim financial statements of the Project Company (the “Company Financial Statements”) for the

reporting periods after April 1, 2015 have been prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be stated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Project Company and its subsidiaries as of the time and for the period referred to therein, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

(b)                                 Since December 31, 2015 through the date hereof, the Project Company and each of its subsidiaries has conducted its businesses only in the ordinary course of business consistent with past practice and there has not been any development or combination of developments affecting the Project Company or any of its subsidiaries, which, to the Knowledge of the Sellers, would have a Project Company Material Adverse Effect.

(c)                                  Neither the Project Company nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except those which (i) are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto, (ii) were incurred in the ordinary course of business and would not have a Project Company Material Adverse Effect, (iii) have been discharged or paid in full prior to the date hereof, or (iv) are of a nature not required to be reflected in the consolidated financial statements of the Project Company and its subsidiaries prepared in accordance with GAAP consistently applied.

SECTION 3.15              Liabilities. Except as disclosed in Section 3.15 of the Sellers Disclosure Schedule, the O&M Company does not have any Liabilities that individually or in the aggregate would be reasonably expected to have an adverse financial effect on the O&M Company in excess of $100,000 individually (or $250,000 in the aggregate), except for Liabilities under the Contracts listed in Section 3.15 of the Sellers Disclosure Schedule (excluding any breach or default thereunder).

SECTION 3.16              Employment Matters.

(a)                                 None of the Acquired Companies has any employees.

(b)                                 Section 3.16(b) of the Sellers Disclosure Schedule contains an accurate and complete list of all Pre-Closing Employee Plans.

(c)                                  Except as set forth on Section 3.16(c) of the Sellers Disclosure Schedule, no Transferred Employee is eligible to receive compensation or employment benefits under any of the Pre-Closing Employee Plans in 2016, including accrual of compensation and in respect of the closing of the transaction contemplated by this Agreement, except for compensation and employment benefits included in the 2016 operating budget of the Project Company, which operating budget has been provided to the Purchaser.

(d)                                 No Acquired Company sponsors, maintains or has any liability with respect to any Pre-Closing Employee Plan. None of the Acquired Companies has any liability under Title IV or Section 302 of ERISA or Sections 412, 4971 or 4980B of the Code.  No Pre-Closing Employee Plan is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), or a defined benefit pension plan and other than as required under Section

4980B of the Code, no Pre-Closing Employee Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).  Each Seller 401(a) Plan has received a favorable determination letter from the IRS that it is qualified under Section 401(a) of the Code and that its related trust is exempt from federal income tax under Section 501(a) of the Code, and each such Seller 401(a) Plan complies in all material respects in form and in operation with the requirements of the Code.

ARTICLE 4
Representations and Warranties of the Purchaser

Except as disclosed in the Purchaser Disclosure Schedule, the Purchaser hereby represents and warrants to the Sellers as follows:

SECTION 4.01              Organization and Existence. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. The Purchaser is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder make such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not result in a Purchaser Material Adverse Effect.

SECTION 4.02              Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the Other Transaction Documents, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser. This Agreement constitutes (assuming the due execution and delivery by each Seller) a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject in all respects to the Bankruptcy and Equity Exceptions.

SECTION 4.03              Governmental Consents. No Consent of, or Filing with, any Governmental Entity is required to be obtained or made by the Purchaser in connection with the execution and delivery of this Agreement or the Other Transaction Documents by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) the approval of the transactions contemplated hereby and thereby by FERC pursuant to Section 203 of the Federal Power Act, and such other Consents and Filings set forth on Section 4.03 of the Purchaser Disclosure Schedule (the “Purchaser Required Consents”) and (b) the Consents and Filings the failure of which to obtain or make would not result in a Purchaser Material Adverse Effect.

SECTION 4.04              Noncontravention. Assuming that all the Purchaser Required Consents have been timely made, obtained or given, as applicable, the execution, delivery and performance of this Agreement and the Other Transaction Documents by the Purchaser does not, and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not contravene or violate any provision of (a) the Organizational Documents of the Purchaser, (b) any Contract to which the Purchaser is a party or by which the Purchaser is bound or (c) any

Law to which the Purchaser is subject except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, result in a Purchaser Material Adverse Effect.

SECTION 4.05              Litigation. There are no Claims pending or, to the Purchaser’s Knowledge, threatened against or otherwise relating to the Purchaser or any of its Affiliates before any Governmental Entity or any arbitrator, that would result in a Purchaser Material Adverse Effect. The Purchaser is not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that prohibits the consummation of the transactions contemplated hereby or would result in a Purchaser Material Adverse Effect.

SECTION 4.06              Compliance with Laws. The Purchaser is not in violation of any Law, except for violations that would not result in a Purchaser Material Adverse Effect.

SECTION 4.07              Regulatory Status.

(a)                                 The Purchaser has not received any notice, claim, complaint, protest, or assertion, either from, or directed to, any Governmental Entity stating or finding that the Purchaser is in violation of, or has failed to comply with, any requirement under the FPA.

(b)                                 The Purchaser is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act, or an “investment advisor” within the meaning of the Investment Company Act. In making the preceding representation and warranty, the Purchaser is not relying on an exemption under Section 3(c)(1) or 3(c)(7) of the Investment Company Act.

SECTION 4.08              Investment Intent. The Purchaser acknowledges that neither the offer nor the sale of the Transferred Interests has been registered under the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or under any state or foreign securities laws. The Purchaser is acquiring the Transferred Interests for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state or foreign securities Laws and with no present intention of distributing or reselling any part thereof. The Purchaser will not distribute or resell any of the Transferred Interests in violation of any such Laws.

SECTION 4.09              Available Funds; Source of Funds. The Purchaser will have at each Closing, sufficient cash or other sources of immediately available funds to pay in cash the Purchase Price in accordance with Article 2, and for all other actions necessary for the Purchaser to consummate the transactions contemplated hereby and perform its obligations under this Agreement. All funds paid and to be paid to the Sellers shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States.

SECTION 4.10              Investigation. The Purchaser is a sophisticated entity, knowledgeable about the industry in which the Acquired Companies operate, experienced in investments in such businesses and able to bear the economic risk associated with the purchase of the Transferred Interests. The Purchaser has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of interests of the type contemplated in this

Agreement, as well as knowledge of the Acquired Companies and their operations, and has independently made its own analysis and decision to enter into this Agreement. The Purchaser has had full access to the books, records, facilities and personnel of the Acquired Companies for purposes of conducting the Purchaser’s due diligence investigation of the Acquired Companies.

SECTION 4.11              Legal Impediments. To the Knowledge of the Purchaser, there are no facts relating to the Purchaser, any applicable Law or any Contract to which the Purchaser is a party that would disqualify the Purchaser from obtaining control of the Transferred Interests or the Acquired Companies, or that would prevent, delay or limit the ability of the Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 4.12              Brokers. Except as set forth on Section 4.12 of the Purchaser Disclosure Schedule (as to which the Purchaser or its Affiliates shall be fully responsible for any liability or obligation to pay any fees or commissions), neither the Purchaser nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby.

ARTICLE 5
Covenants

SECTION 5.01              Tax Matters.

(a)                                 Allocation of Straddle Period Taxes. With respect to Taxes of the O&M Company relating to a Straddle Period, the O&M Seller shall be liable for the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Tier One Closing Date.  For purposes of this Section 5.01(a), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Tax period ending on the Tier One Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on (and including) the Tier One Closing Date and the denominator of which is the number of days in the entire Tax period and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on (and included) the Tier One Closing Date.

(b)                                 Cooperation. The Purchaser and the Sellers shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by any Party, in connection with the preparation and filing of Tax Returns of the Acquired Companies and any Tax contest or other proceeding with respect to such Tax Returns. Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information which are reasonably relevant to any such Tax contest or other proceeding. The requesting Party shall reimburse the cooperating Parties for all reasonable costs and expenses incurred by such cooperating Parties.

(c)                                  Transfer Taxes. The Sellers shall file all Tax Returns required to be filed to report Transfer Taxes imposed on or with respect to the transactions contemplated hereby, shall be solely liable for and shall pay all such Transfer Taxes, and shall indemnify, defend and hold harmless the Purchaser and its Affiliates from and against any and all liability for the payment of such Transfer Taxes and the filing of such Tax Returns.

(d)                                 Tax Contests.

(i)                                     The Purchaser, on the one hand, and the Sellers, on the other hand, shall promptly notify each other upon receipt by a Party of written notice of any inquiries, claims, assessments, Audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or a Straddle Period for which the Sellers may be liable under this Agreement (any such inquiry, claim, assessment, Audit or similar event, a “Tax Matter”).

(ii)                                  The Sellers shall have sole control of the conduct of all Tax Matters. The Purchaser may participate at its own expense with respect to any Tax Matter. If the Purchaser does not elect to participate in such Tax Matter, the Sellers shall keep the Purchaser informed of all developments on a timely basis and the Sellers shall not resolve such Tax Matter in a manner that could reasonably be expected to have a material adverse effect on the Acquired Companies without the Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii)                               In the event of any conflict or overlap between the provisions of this Section 5.01(d) and Article 8, the provisions of this Section 5.01(d) shall govern.

(iv)                              Seller shall cause each of the Project Company and Elwood Expansion to make an election under Section 754 of the Code for the taxable period that includes the Tier One Closing Date if such election is not already in effect.

SECTION 5.02              Publicity; Confidentiality.

(a)                                 During the Interim Period, no Party or its respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except any such announcement or communication (i) as may be required by applicable Law or the rules and regulations of any applicable national securities exchange (provided that such Party uses its reasonable best efforts to coordinate or communicate such announcement or communication with the other Parties prior to announcement or issuance) or (ii) that is consistent with previous announcements or communications made jointly by the Parties or other documents mutually approved by the Parties.

(b)                                 From and after the Tier One Closing Date until the two (2) year anniversary of the date hereof, with respect to the transactions contemplated hereby: (1) the Sellers will, and will cause their respective Affiliates and Representatives to, maintain in confidence any written, oral or other information to the extent relating to or obtained from the Purchaser, its Affiliates, the Acquired Companies, or their respective Representatives; and (2) the Purchaser will, and will cause its Affiliates and Representatives to, maintain in confidence any written, oral or other information to the extent relating to or obtained from each Seller, their respective Affiliates (it being understood that, for purposes of this Section 5.02(b) the Acquired

Companies shall not be deemed Affiliates of the Sellers) and Representatives, except, in each case, to the extent that: (a) the applicable Party or its Affiliates or Representatives are required to disclose such information by or pursuant to applicable Law, or (b) such information can be shown to have been in the public domain (so long as such Party and its Representatives were not responsible for such information becoming public); provided that information with respect to the transactions contemplated hereby which a Governmental Entity may require a Party to disclose in the ordinary course (including, for the avoidance of doubt, to obtain any Required Consents), shall not be subject to the terms of this Section 5.02(b).  In addition, in the case of clause (a), to the extent permitted by applicable Law, the disclosing Party agrees that it and its Affiliates and Representatives will provide the other Parties with prompt written notice of such requirement or request so that such Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 5.02(b).  Each Party agrees that it and its Affiliates and Representatives will use reasonable best efforts to cooperate with the other Parties, to the extent permitted by applicable Law and at the sole cost and expense of the other Parties, to obtain such a protective order or other remedy and to delay or cause its Affiliates and Representatives to delay such disclosure in the meantime.  Each Party agrees to disclose or furnish and cause its Affiliates and Representatives to disclose or furnish, only that portion of the information that such Party, Affiliate or Representative concludes, after consultation with counsel, is required by applicable Law to be disclosed or furnished, and, to the extent permitted by applicable Law and at the sole cost and expense of the other Parties, each Party agrees that it and its Affiliates and Representatives will use reasonable best efforts to obtain assurance that confidential treatment will be accorded such information; provided that this provision will not be construed to require such Party or its Affiliates or Representatives to undertake any litigation or other Claims.  Each Party agrees in any event to give prompt written notice to the other party hereto of any proposed disclosure made by it or its respective Affiliates or Representatives pursuant to this Section 5.02(b), to the extent permitted by applicable Law.  Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, nothing in this Section 5.02(b) will preclude any Party from disclosing any such information for the purposes of any Claims arising out of or relating to the transactions contemplated hereby.

SECTION 5.03              Post-Closing Books and Records; Financial Statements. From and after the Tier One Closing Date, the Sellers and their respective Affiliates shall be entitled to retain copies (at the Sellers’ sole cost and expense) of any books, records or other documents which pertain to the Sellers’ ownership or operation of the Acquired Companies prior to the Tier One Closing Date. The Purchaser shall, and shall cause the Acquired Companies to, retain, for at least five (5) years after the Tier One Closing Date, all books, records and other documents pertaining to the Acquired Companies’ business that relate to the period prior to the Tier One Closing Date, except for Tax Returns and supporting documentation relating to the Acquired Companies’ business or assets, which shall be retained until sixty (60) days after the date required by applicable Law, and to make the same available after the Tier One Closing Date for inspection and copying by the Sellers, during regular business hours without significant disruption to the Acquired Companies’ business and upon reasonable request and reasonable advance notice. At and after the expiration of such period, if the Sellers or any of their respective Affiliates have previously requested in writing that such books and records be preserved, the Purchaser shall, and shall cause the Acquired Companies to, either preserve such books and records for such reasonable period as may be requested by the Sellers or transfer such books and records to the Sellers or their designated Affiliates at the Sellers’ expense.

SECTION 5.04              Regulatory Approvals; Further Actions.

(a)                                 During the Interim Period, subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable.

(b)                                 In furtherance of, and without limiting the Parties’ obligations under Section 5.05, the Parties will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Required Consents, any approvals of parties to Contracts with the Acquired Companies and to make any Filings with and obtain any Consents from any Governmental Entity, including by (i) preparing and filing as promptly as practicable (and, in any event, within thirty (30) days following the date hereof) all necessary filings required to be made with FERC under Section 203 of the Federal Power Act, as amended, which shall be submitted to FERC in a form mutually acceptable to the Parties; (ii) preparing, filing and obtaining, as applicable, as promptly as practicable, all such other Filings or Consents with or from any Governmental Entity or other Person that are required to be filed or obtained in order to consummate the transactions contemplated hereby and requesting expedited treatment of such Filings and Consents; (iii) assuring that all such Filings are in material compliance with the requirements of applicable Laws; (iv) making available to the other Parties such information as the other Parties may reasonably request in order to complete the Filings or to respond to information requests by any relevant Governmental Entity; (v) subject to applicable legal limitations and the instructions of any Governmental Entity, keeping each Party apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other Parties with copies of Filings or other communications or correspondence between the Parties, or any of their respective subsidiaries, and any Governmental Entity (or members of their respective staffs) with respect to the transactions contemplated hereby; (vi) responding to and complying with, as promptly as practicable, any request for information or documentary material regarding the transactions contemplated hereby from any relevant Governmental Entity; (vii) taking all actions necessary to cause all conditions set forth in Article 6 to be satisfied as promptly as practicable; (viii) executing and delivering any additional instruments necessary to fully carry out the purposes of this Agreement; and (ix) taking, or causing to be taken, all other actions and doing, or causing to be done, all other things advisable to consummate and make effective the transactions contemplated hereby. Prior to communicating any information to any Governmental Entity (or members of its staff) in oral or written form, each Party shall permit counsel for the other Parties a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other Parties in connection with, any proposed communication to such Governmental Entity (or members of its staff) to the extent permitted by applicable Law. Each of the Purchaser and the Sellers agree not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transaction unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity or by applicable Law, gives the other Parties the opportunity to attend and participate where appropriate and advisable under the circumstances.

SECTION 5.05              Post-Closing Cooperation. From the Tier One Closing until the one (1) year anniversary of the Tier One Closing, upon prior reasonable written request, each Party shall use its commercially reasonable efforts to cooperate with the other Parties in furnishing records, information, oral or written testimony, oral or written attestations and certifications, and other assistance in connection with transition matters and any inquiries or proceedings involving the Acquired Companies, but excluding any proceedings arising from disputes among the Parties. Each such requesting Party shall reimburse such cooperating Parties for any reasonable out-of-pocket expenses paid or incurred by such cooperating Parties as a result of any such requested cooperation.

SECTION 5.06              Support Obligations. With respect to the Working Capital Facility and each guaranty, letter of credit, indemnity, performance, lien structure or similar credit support arrangement issued by or for the account of the Acquired Companies, including those listed in Schedule 5.06(a) (collectively, the “Support Obligations”), the Purchaser shall obtain, prior to the Tier One Closing, for each such Support Obligation not assumed by the Purchaser as of the Tier One Closing, as set forth on Schedule 5.06(b), substitute credit support arrangements in replacement for such Support Obligations, including the novation of any letter of credit listed in Schedule 5.06(c), and shall procure that the Sellers, their respective Affiliates and, where applicable, their sureties or letter of credit issuers shall be fully and unconditionally released from their respective obligations under the Support Obligations, in each case, in form and substance reasonably satisfactory to the Sellers. For the avoidance of doubt and notwithstanding anything to the contrary in this Section 5.06, the Purchaser may choose to assume all rights and obligations of Dynegy Resources Generating Holdco, LLC under the Working Capital Facility effective as of the Tier One Closing.

SECTION 5.07              Insurance. The Purchaser shall be solely responsible for providing insurance to the Acquired Companies for any event or occurrence after the Tier One Closing. The Sellers shall maintain or cause to be maintained in full force and effect any material insurance policies covering the Acquired Companies until the Tier One Closing.

SECTION 5.08              No Solicitation; Alternative Transactions. During the Interim Period, the Sellers shall not, and shall cause their respective Affiliates and Representatives not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than any Party or any Affiliate, associate or designee of any Party) concerning any proposal for the sale, merger, combination, joint venture or other transaction involving all or any part of the business and properties of the Acquired Companies, other than providing information in connection with the transactions contemplated hereby in accordance with the terms hereof.

SECTION 5.09              Schedule Updates. From time to time prior to the Tier One Closing, the Sellers may, at their option, deliver to the Purchaser supplements or amendments to the Sellers Disclosure Schedule with respect to any fact, circumstance, development, event or occurrence arising after the date hereof, or of which a Seller becomes aware after the date hereof, that would make any of the representations or warranties in Article 3 inaccurate or incorrect (each, a “Schedule Update”). Subject to the rights of the Purchaser under Section 9.01(e), any such Schedule Update shall be deemed to have amended the Sellers Disclosure Schedule, and any fact, circumstance, development, event or occurrence disclosed in such Schedule Update shall be deemed incorporated into the Sellers Disclosure Schedule, in each case as of the date hereof for all purposes hereof, including for purposes of Article 6, Article 8 and Article 9, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such fact, circumstance, development, event or occurrence.

SECTION 5.10              No Working Capital Facility Draws. During the Interim Period, the Parties shall not, and shall cause their respective Affiliates not to, permit the Project Company to make any draws upon the Working Capital Facility.

SECTION 5.11              Employee Matters.

(a)                                 Not later than seven (7) days before the Tier One Closing Date, the Purchaser shall cause all Business Employees who are actively at work on the Tier One Closing Date to receive a Post-Closing Offer effective as of the Tier One Closing Date. The Purchaser shall honor any commitment of the Sellers’ Affiliates to reemploy after the Tier One Closing Date any Business Employee who is not actively at work on the Tier One Closing Date due to leave of absence, disability leave, military leave or workers compensation leave (“Inactive Employees”), provided such Inactive Employees present themselves for work within one year following the Tier One Closing Date, or such longer period as required by Law, and at the time any Inactive Employee accepts such offer of employment he or she will be a Transferred Employee.

(b)                                 For the period commencing on the Tier One Closing Date and continuing through the date that is twelve (12) months following the Tier One Closing Date (the “Continuation Period”), the Purchaser shall cause the Post-Closing Employer to provide each Transferred Employee with annual base salary or hourly wages and annual and long-term incentive target incentive compensation opportunities (which long-term incentive target incentive compensation opportunity the Parties agree has an aggregate value for all Transferred Employees equal to $113,000), and employee benefits, which, in the aggregate, are no less than the annual base salary or hourly wages and annual and long-term incentive target incentive compensation opportunities, and employee benefits, respectively, payable or provided to such Transferred Employee immediately before the Tier One Closing Date.  Notwithstanding the foregoing, (i) in no event shall the Post-Closing Employer be obligated to provide the required employee benefits in any particular form, including in the form of retiree medical benefits or defined benefit pension, and (ii) the value attributable to any long-term target incentive compensation opportunity may be provided in any form, including additional cash compensation or additional or improved employee benefits.

(c)                                  If during the Continuation Period the employment of any Transferred Employee is terminated for other than cause, the Purchaser shall cause the Post-Closing Employer to provide such Transferred Employee with severance pay and benefits that are no less favorable, in the aggregate, than the severance pay and benefits to which such Transferred Employee would have been entitled under the Pre-Closing Employee Plans (excluding any severance and pay benefits provided under the Dynegy Inc. 2012 Long Term Incentive Plan) had the Transferred Employee’s employment terminated immediately before the Tier One Closing under similar circumstances.

(d)                                 The Purchaser shall cause the Post-Closing Employer to (i) credit for purposes of eligibility and vesting (and benefit accrual with respect to vacation and severance) under the Post-Closing Employer Plans (excluding the Dynegy Inc. 2012 Long Term Incentive Plan) the service that was credited for such respective purposes under the Pre-Closing Employee Plans in respect of each Transferred Employee immediately before the Tier One Closing Date, (ii) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to Transferred Employees and their spouses and dependents, if applicable, under the Post-Closing Employee Plans (excluding the Dynegy Inc. 2012 Long Term Incentive Plan), and (iii) provide each Transferred Employee with credit for any co-payments and deductibles paid under the Pre-Closing Employee Plans prior to the Tier One Closing Date in satisfying any deductible or out-of-pocket requirements under Post-Closing Employee Plans for the plan year in which the Tier One Closing Date occurs.

(e)                                  The Purchaser shall cause the Post-Closing Employer to accept a transfer from any Pre-Closing Employee Plan that is a flexible spending account plan of the balance of each Transferred Employee’s account thereunder as of the Tier One Closing Date and credit such employee with such amounts under a Post-Closing Employee Plan that is a flexible spending account plan.  As soon as practicable after the Tier One Closing, (i) the Sellers shall pay to the Purchaser in cash the amount, if any, by which aggregate contributions made by Transferred Employees to the Pre-Closing Employee Plan flexible spending account plan for the plan year in which the Tier One Closing occurs exceeded the aggregate benefits provided to Transferred Employees under such plan for such plan year as of the Tier One Closing, or (ii) the Purchaser shall pay to the Sellers in cash the amount, if any, by which aggregate benefits provided to Transferred Employees under the Pre-Closing Employee Plan flexible spending account plan for the plan year in which the Tier One Closing occurs exceeded the aggregate contributions made by Transferred Employees under such plan for such plan year as of the Tier One Closing.

(f)                                   The Purchaser shall cause the Post-Closing Employer to provide each Transferred Employee as of the Tier One Closing Date with credit for all of the Transferred Employee’s earned but unused vacation and sick leave and other paid time-off accrued as of the Tier One Closing Date under the time-off policies maintained by the Sellers or their respective Affiliates, as applicable.

(g)                                  As soon as practicable following the Tier One Closing Date, the Sellers shall cause any Pre-Closing Employee Plan that is intended to satisfy Section 401(a) of the Code (a “Seller 401(a) Plan”) to make, to the extent permitted by applicable Law, cash distributions (but including promissory notes representing participant loans) available to Transferred Employees.  The Purchaser shall cause the Post-Closing Employer to establish or maintain a defined contribution plan and trust, intended to satisfy Section 401(a) of the Code, that shall accept a contribution in cash or, to the extent of any promissory notes representing participant loans, in kind, attributable to any eligible rollover distribution (within the meaning of Section 401(a)(31) of the Code) of the benefit of a Transferred Employee under the Seller 401(a) Plan; provided that the obligation to accept such a rollover in kind shall expire six (6) months after the Tier One Closing Date.  The Parties agree to cooperate (and the Purchaser shall cause the Post-Closing Employer to cooperate) so as, to the extent practicable, to cause any loan with respect to a Transferred Employee’s account under the Seller 401(a) Plan to not be in default during the period from the Tier One Closing Date until such a rollover (if any) is completed; provided further, that any affected Transferred Employee shall have continued to make loan repayments on a timely basis during such period in accordance with the Seller 401(a) Plan’s procedures. The Sellers shall cause all Transferred Employees to be fully vested in their account balances under each Seller 401(a) Plan effective as of Closing.

(h)                                 Except as specifically provided under this Section 5.11, the Sellers or their Affiliates (other than the Acquired Companies) shall retain and be responsible for all liabilities, obligations, costs or expenses arising under or in connection with any Pre-Closing Employee Plan. Notwithstanding anything herein to the contrary, Sellers or their Affiliates (other than the Acquired Companies) shall retain and be responsible for all liabilities, obligations, costs or expenses arising under or in connection with Dynegy Inc. 2012 Long Term Incentive Plan, including the termination of the Transferred Employees’ participation in such plan.

(i)                                     Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Pre-Closing Employee Plan, Post-Closing Employee Plan or other employee benefit plan, program or arrangement; (ii) limit the right of the Sellers, the Purchaser or the Post-Closing Employer or their respective Affiliates to amend, terminate or otherwise modify any Pre-Closing Employee Plan, Post-Closing Employee Plan or other employee benefit plan, program or arrangement; or (iii) confer upon any Person any right to employment, any right to compensation or benefits, or any other right of any kind or nature whatsoever.

SECTION 5.12              Use of Certain Names.

(a)                                 Except as otherwise expressly provided in this Section 5.12, within forty-five (45) days following the Tier One Closing, the Purchaser shall cause the Acquired Companies to cease using the words “Dynegy,” “DYN” and any word or expression similar thereto or constituting an abbreviation or extension thereof, and all trademarks, trade names, logos and symbols relating to the Sellers or their respective Affiliates, including those set forth in Section 5.12(a) of the Sellers Disclosure Schedule (collectively, the “Seller Marks”), including eliminating the Seller Marks from any owned or leased property of the Acquired Companies and disposing of any unused stationery and literature of the Acquired Companies bearing the Seller Marks. Except to the extent expressly permitted by this Section 5.12(a) and Section 5.12(b), from and after the Tier One Closing, the Purchaser shall not, and shall cause the Acquired Companies and their Affiliates not to, use the Seller Marks or any patents or other Intellectual Property rights belonging to the Sellers or their Affiliates that have not been expressly conveyed to the Purchaser or the Acquired Companies, and the Purchaser acknowledges that it, its Affiliates and the Acquired Companies have no rights whatsoever to use the Seller Marks.

(b)                                 In connection with any use of the Seller Marks by the Purchaser or the Acquired Companies to the extent expressly permitted pursuant to this Section 5.12, the Purchaser shall and shall cause the Acquired Companies to comply with, in all respects, the Sellers’ and their respective Affiliates’ (other than the Acquired Companies) quality control requirements, policies and guidelines in effect at such time and as may be provided to the Purchaser or the Acquired Companies by the Sellers from time to time during the use of the Seller Marks in accordance with this Section 5.12.

SECTION 5.13              Distributions. During the Interim Period, the Parties agree that the Project Company shall make no distributions to its members.

SECTION 5.14              Guaranties. During the Interim Period and for a period of twenty-four (24) months after the Tier One Closing, the Parties shall cause the Guaranties to be in full force and effect.

SECTION 5.15              Transition Services Agreement. The Parties shall use commercially reasonable efforts during the Interim Period to negotiate in good faith a mutually agreeable transition services agreement (“Transition Services Agreement”) with respect to services and licenses to be provided to the Purchaser by the Sellers following consummation of the transactions contemplated hereby for a period ending not later than the first anniversary of the Tier One Closing.

SECTION 5.16              Affiliate Contracts. During the Interim Period, each Party agrees that it and its Affiliates will use reasonable best efforts to cooperate with the other Parties with respect to termination and related amendment of any Contracts set forth in Section 3.08 of the Sellers Disclosure Schedule.

ARTICLE 6
Conditions to the Closings

SECTION 6.01              Conditions to Each Party’s Obligations. The obligation of each Party to consummate the Closing is subject to the satisfaction (or waiver by such Party) on or prior to the Closing of each of the following conditions.

(a)                                 FERC Approval. Approval of FERC pursuant to Section 203 of the Federal Power Act shall have been procured or obtained.

(b)                                 No Injunction or Prohibition. No order, decree, ruling, injunction or other legal prohibition of any Governmental Entity or other Law preventing the Closing shall be in effect; provided that the Party asserting this condition shall have complied with its obligations under Section 5.04.

(c)                                  The Contracts set forth on Schedule 6.01(c) shall have been terminated as provided in Schedule 6.01(c).

(d)                                 The Contracts set forth on Schedule 6.01(d) shall have been amended as provided in Schedule 6.01(d).

SECTION 6.02              Conditions to Obligation of the Purchaser to Consummate the Tier One Sale. The obligation of the Purchaser to consummate the Tier One Closing is subject to the satisfaction (or waiver by the Purchaser) on or prior to the Tier One Closing Date of each of the following additional conditions.

(a)                                 Covenants of the Sellers. The Sellers shall have performed and satisfied in all material respects each of their respective covenants and agreements set forth in this Agreement required to be performed and satisfied by them at or prior to the Tier One Closing.

(b)                                 Representations and Warranties of the Sellers. The representations and warranties of the Sellers contained in this Agreement shall be true and correct as of the Tier One Closing Date as though made on and as of the Tier One Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date)) and except for failures to be true and correct that, in the aggregate, would not result in a Seller Material Adverse Effect or a Project Company Material Adverse Effect.

(c)                                  Officer’s Certificate of the Sellers. Each Seller shall have delivered to the Purchaser a certificate, dated as of the Tier One Closing, executed on behalf of such Seller by an authorized executive officer thereof, certifying with respect to such Seller that the conditions specified in Section 6.02(a) and Section 6.02(b) have been fulfilled.

(d)                                 Resignation Letters. The Sellers shall have delivered resignation letters executed by each of the Persons set forth on Schedule 6.02(d), confirming such Person’s resignation from his or her position as a director, manager and/or officer (and/or any other similar position) of the Acquired Companies.

(e)                                  No Project Company Material Adverse Effect. During the Interim Period there shall not have occurred and be continuing a Project Company Material Adverse Effect.

(f)                                   No Condemnation. No condemnation shall be pending or threatened in writing with respect to the Project, or any portion thereof or any other assets of the Project Company, the effect of which could reasonably be expected to result in a Project Company Material Adverse Effect.

(g)                                  No Contract Breaches. No breach shall have occurred, nor shall any event or circumstance have occurred which, with the passage of time or the giving of notice would constitute a breach, in each case that has not been cured, of any Contract to which any Acquired Company is a party or by which it or its assets are bound that involves the total aggregate payment of $5,000,000 thereunder.

(h)                                 O&M Interests Liens Release. The Sellers shall have delivered written instruments, in form and substance reasonably satisfactory to the Purchaser, evidencing release of any Liens with respect to the O&M Interests arising under that certain Guarantee and Collateral Agreement dated as of April 23, 2013 among Dynegy Inc., its subsidiaries from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as Collateral Trustee.

(i)                                     Affiliate Contracts Terminations. The Sellers shall have delivered (i) written instruments, in form and substance reasonably satisfactory to the Purchaser, evidencing termination of any Contracts between the Acquired Companies, on the one hand, and the Sellers or any of their respective Affiliates (other than the Acquired Companies), on the other hand, and (ii) any deliveries required under the Elwood Indenture in connection with such termination.

SECTION 6.03              Conditions to Obligation of the Sellers to Consummate the Tier One Sale. The obligation of the Sellers to consummate the Tier One Closing is subject to the satisfaction (or waiver by the Tier One Sellers) on or prior to the Tier One Closing Date of each of the following additional conditions.

(a)                                 Covenants of the Purchaser. The Purchaser shall have performed and satisfied in all material respects each of its covenants and agreements set forth in this Agreement as required to be performed and satisfied by it at or prior to the Tier One Closing, including the receipt by the Seller of the portion of the Purchase Price required to be paid by the Purchaser pursuant to Section 2.02.

(b)                                 Representations and Warranties of the Purchaser. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Tier One Closing Date as though made on and as of the Tier One Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date)) and except for failures to be true and correct that, in the aggregate, would not result in a Purchaser Material Adverse Effect.

(c)                                  Officer’s Certificate of the Purchaser. The Purchaser shall have delivered to the Sellers a certificate, dated as of the Tier One Closing, executed on behalf of the Purchaser by an authorized individual thereof, certifying that the conditions specified in Section 6.03(a) and Section 6.03(b) have been fulfilled.

(d)                                 Credit Support. The Purchaser shall have procured or obtained replacements for the Support Obligations included in Schedule 5.06(c) in form and substance reasonably satisfactory to the Sellers.

(e)                                  All necessary consents to release Elwood Seller I or Elwood Seller II, as applicable, from their obligations under the Elwood Security Agreements shall have been procured or obtained.

SECTION 6.04              Frustration of Closing Conditions. None of the Purchaser or the Sellers may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the each Closing to occur, as required by Section 5.04.

ARTICLE 7
Survival and Release

SECTION 7.01              Survival of Certain Representations, Warranties and Covenants. Except for Sections 3.01, 3.02, 3.04(a), 3.05 and 3.11, which shall survive until the date that is two (2) years following the Tier One Closing, the representations and warranties of the Sellers set forth in this Agreement and the representations of the Purchaser, and all Claims with respect thereto, shall survive until the date that is eighteen (18) months following the Tier One Closing (together the “Surviving Representations”). All of the covenants and agreements of the Parties contained in this Agreement which, by their terms, are to be performed or complied with in their entirety at or prior to each Closing, and all Claims with respect thereto, shall terminate eighteen (18) months from the applicable Closing Date. All of the covenants and agreements of the Parties contained in this Agreement which, by their terms, are to be performed or complied with in whole or in part following the applicable Closing, and all Claims with respect thereto, shall survive until the date that is ninety (90) days following the last date that a Party is required to take any action or refrain from taking any action in accordance therewith; provided, however, that Section 7.04 and Section 10.03 shall survive the Tier Two Closing indefinitely or until the latest date permitted by applicable Law. Notwithstanding the foregoing, if a Claim Notice meeting the requirements of Section 8.03(a) with respect to indemnification under Section 8.01(a) or Section 8.02(a) shall have been given in accordance with Section 10.02 within the applicable survival period, the representations, warranties, covenants or agreements that are the subject of such indemnification Claim shall survive with respect to such Claim Notice until it is finally and fully resolved. The Parties expressly agree that the provisions of this Section 7.01 shall operate as a contractual statute of limitations.

SECTION 7.02              “As Is” Sale; Release.

(a)                                 EXCEPT FOR THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 WITH RESPECT TO THE SELLERS AND THE ACQUIRED COMPANIES, AND EXCEPT FOR THOSE ITEMS FOR WHICH THE PURCHASER IS EXPRESSLY INDEMNIFIED PURSUANT TO SECTION 8.01(a), (I) THE ACQUIRED COMPANIES AND THE TRANSFERRED INTERESTS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND (II) THE PURCHASER ACKNOWLEDGES THAT IT HAS NOT RELIED ON, AND THE SELLER EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED COMPANIES, THE TRANSFERRED INTERESTS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED COMPANIES AND THEIR ASSETS.

(b)                                 Except for the obligations of the Sellers under this Agreement, for and in consideration of the Transferred Interests, effective as of the Tier One Closing Date, the Purchaser shall and shall cause its Affiliates (including the Acquired Companies) to absolutely and unconditionally release, acquit and forever discharge the Sellers and their respective Affiliates, each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in Law and in equity, in each case to the extent arising out of or resulting from the operation of the Project Company in accordance with the terms of the Elwood Operating Agreement and the ownership of the Acquired Companies, or the assets, businesses, operations, conduct, services, products and/or employees (including former employees) of the Acquired Companies and, whether related to any period of time before or after each Closing, unless such Persons have engaged in gross negligence, willful misconduct or a knowing violation of the Law.

SECTION 7.03              Certain Limitations. Notwithstanding anything in this Agreement to the contrary:

(a)                                 no Representative or Affiliate of, or direct or indirect equity owner in, the Sellers shall have any personal liability to the Purchaser or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of the Sellers in this Agreement, and no Representative or Affiliate of, or direct or indirect equity owner in, the Purchaser shall have any personal liability to the Sellers or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of the Purchaser in this Agreement; and

(b)                                 no Party shall be liable for special, punitive, exemplary, incidental, consequential or indirect damages, lost profits or losses calculated by reference to any multiple of earnings or earnings before interest, tax, depreciation or amortization (or any other valuation methodology), whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Parties’ sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement and the transactions contemplated hereby; provided, however, that the foregoing shall not apply to Claims brought by any Third Party for which any Indemnifying Entity is obligated to indemnify an Indemnified Entity hereunder.

SECTION 7.04              No Other Representations and Warranties.

(a)                                 Except for the representations and warranties expressly set forth in Article 4 (as modified by the Purchaser Disclosure Schedule), the Sellers specifically acknowledge and agree that neither the Purchaser nor any of its Affiliates, Representatives or equityholders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity). Except for the representations and warranties expressly set forth in Article 3 (as modified by the Sellers Disclosure Schedule), the Sellers hereby expressly disclaim and negate (i) any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to (A) the Sellers, (B) the Acquired Companies or their businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or (C) any opinion, projection, forecast, statement, budget, estimate, advice or other information (including information with respect to Filings with and Consents of any Governmental Entity (including FERC) or information with respect to the future revenues, results or operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future businesses and operations of the Acquired Companies, as well as any other business plan and cost-related plan information of the Acquired Companies), made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to the Purchaser, its Affiliates or its Representatives, in each case, made by the Sellers or any of their respective Affiliates, Representatives or equityholders or any other Person (this clause (C), collectively, “Projections”) and (ii) all liability and responsibility for any such other representation or warranty or any Projection.

(b)                                 Except for the representations and warranties expressly set forth in Article 3 (as modified by the Sellers Disclosure Schedule), the Purchaser (i) specifically acknowledges and agrees that neither the Sellers nor any of their respective Affiliates, Representatives or equityholders nor any other Person make, or have made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to the Acquired Companies or their businesses, assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise) or any Projection, and (ii) hereby expressly waives and relinquishes any and all rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or relating to any such other representation or warranty or any Projection.

(c)                                  The Purchaser acknowledges and agrees that (i) it has conducted to its satisfaction its own independent investigation of the transactions contemplated hereby (including with respect to the Acquired Companies and their businesses, operations, assets and liabilities) and, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby, has relied solely on the results of such independent investigation and the representations and warranties of the Sellers expressly set forth in Article 3 (as modified by the Sellers Disclosure Schedule) and (ii) except for the representations and warranties of the Sellers expressly set forth in Article 3 (as modified by the Sellers Disclosure Schedule), it has not relied on, or been induced by, any representation, warranty or other statement of or by the Sellers or any of their respective Affiliates, Representatives or equityholders or any other Person, including any Projection or with respect to the Acquired Companies or their businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or any Projection, in determining to enter into this Agreement and proceed with the transactions contemplated hereby.

ARTICLE 8
Indemnification

SECTION 8.01              Indemnification by the Sellers.

(a)                                 From and after the Tier One Closing, subject to the other provisions of this Article 8, the Sellers, jointly and severally, agree to indemnify the Purchaser and its officers, directors, employees and Affiliates (including the Acquired Companies) (collectively, the “Indemnified Purchaser Entities”) for, and to hold each of them harmless from and against, any and all Indemnifiable Losses actually suffered, paid or incurred by such Indemnified Purchaser Entity as a result of:

(i)                                     any breach of any of the representations and warranties made by the Sellers;

(ii)                                  any breach of any of the covenants or agreements of the Sellers; or

(iii)                               any Taxes of the O&M Company with respect to any Pre-Closing Tax Period or any Straddle Period (to the extent allocable, as determined pursuant to the last sentence of Section 5.01(a), to the portion of such period beginning before and ending on the Tier One Closing Date).

(b)                                 Notwithstanding anything to the contrary contained in this Section 8.01, the Indemnified Purchaser Entities shall be entitled to indemnification:

(i)                                     with respect to any Claim for indemnification pursuant to Section 8.01(a)(i), only if the aggregate of Indemnifiable Losses to all Indemnified Purchaser Entities with respect to all such Claims exceeds $1,207,500 (the “Deductible”), whereupon (subject to the provisions of clauses (ii) and (iii) below) Sellers shall be obligated to pay in full all such amounts but only to the extent such aggregate Indemnifiable Losses are in excess of the amount of the Deductible;

(ii)                                  with respect to any Claim for indemnification pursuant to Section 8.01(a)(i), only with respect to individual items where the Indemnifiable Losses relating thereto are in excess of $250,000 (the “Minimum Claim Amount”) (any items less than such threshold shall not be aggregated for the purposes of the immediately preceding clause (i)); and

(iii)                               Notwithstanding anything to the contrary contained in this Agreement, with respect to any Claim for indemnification pursuant to this Agreement, the Sellers’ aggregate liability to the Indemnified Purchaser Entities shall not exceed $13,800,000 (the “Cap”), except with respect to any Claim for indemnification (i) pursuant to Section 8.01(a)(i) arising out of or resulting from any breach of the representations and warranties contained in Sections 3.01, 3.02, 3.04(a) and 3.05; provided, however, that in no event shall the Sellers’ aggregate liability to the Indemnified Purchaser Entities exceed the Purchase Price.

(c)                                  Notwithstanding anything to the contrary contained in this Section 8.01, the Indemnified Purchaser Entities shall be entitled to indemnification only if such Claims are made on or before the expiration of the survival period pursuant to Section 7.01 for the applicable representation, warranty, covenant or agreement.

(d)                                 This Section 8.01 is subject to the limitations set forth in Section 7.03(b).

SECTION 8.02              Indemnification by the Purchaser.

(a)                                 From and after the Tier One Closing Date, subject to the other provisions of this Article 8, the Purchaser agrees to indemnify the Sellers and their respective officers, directors, employees, Representatives and Affiliates (collectively, the “Indemnified Seller Entities” and, together with the Indemnified Purchaser Entities, the “Indemnified Entities”) for, and to hold each of them harmless from and against any and all Indemnifiable Losses actually suffered, paid or incurred by any such Indemnified Seller Entity as a result of:

(i)                                     any breach of any of the representations and warranties made by the Purchaser in Sections 4.01, 4.02, 4.03, 4.04, 4.07, 4.08, 4.11 and 4.12;

(ii)                                  any failure to perform any covenant or agreement of the Purchaser; or

(iii)                               the ownership of the Transferred Interests or the businesses, and all operations of, the Acquired Companies arising or resulting from any period after the applicable Closing.

(b)                                 Notwithstanding anything to the contrary contained in this Section 8.02, the Indemnified Seller Entities shall be entitled to indemnification:

(i)                                     with respect to any Claim for indemnification pursuant to Section 1.01(a)(i), only if the aggregate of Indemnifiable Losses to all Indemnified Seller Entities with respect to all such Claims exceeds the Deductible, whereupon (subject to the provisions of clauses (ii) and (iii) below) the Purchaser shall be obligated to pay in full all such amounts but only to the extent such aggregate Indemnifiable Losses are in excess of the amount of the Deductible;

(ii)                                  with respect to any Claim for indemnification pursuant to Section 1.01(a)(i), only with respect to individual items where the Indemnifiable Losses relating thereto are in excess of the Minimum Claim Amount (any items less than such threshold shall not be aggregated for the purposes of the immediately preceding clause (i)); and

(iii)                               notwithstanding anything to the contrary contained in this Agreement, with respect to any Claim for indemnification pursuant to Section 1.01(a)(i), in no event shall the Purchaser’s aggregate liability to the Indemnified Seller Entities exceed the Cap.

(c)                                  Notwithstanding anything to the contrary contained in this Section 8.02, the Indemnified Seller Entities shall be entitled to indemnification only if such Claims are made on or before the expiration of the survival period pursuant to Section 7.01 for the applicable representation, warranty, covenant or agreement.

(d)                                 This Section 8.02 is subject to the limitations set forth in Section 7.03(b).

SECTION 8.03              Indemnification Procedures.

(a)                                 If an Indemnified Purchaser Entity or an Indemnified Seller Entity (each, an “Indemnified Entity”) believes that a Claim or other fact or circumstance exists that has given or may give rise to a right of indemnification under this Article 8 (whether or not the amount of Indemnifiable Losses relating thereto is then quantifiable), such Indemnified Entity shall assert its Claim for indemnification by giving written notice thereof (a “Claim Notice”) to the Party from which indemnification is sought pursuant to Section 8.01 or Section 8.02, as applicable (the “Indemnifying Entity”). The Claim Notice shall be given promptly (and in any event within ten (10) Business Days) after the Indemnified Entity becomes aware of any fact or circumstance that may give rise to a Claim for indemnity. Each Claim Notice shall describe in reasonable detail the nature of the Claim, identify the sections of this Agreement that form the basis of such Claim, attach copies of all material written evidence thereof received from any Person not a Party or affiliated with any Party (a “Third Party”) to the date of the Claim Notice and set forth the estimated amount of Indemnifiable Losses relating thereto to the extent reasonably estimable. The failure of the Indemnified Entity to notify or a delay in notifying the Indemnifying Entity, as the case may be, will not relieve the Indemnifying Entity of its obligations pursuant to this Article 8, except to the extent that such Indemnifying Entity is materially prejudiced as a result thereof; provided, however, that the Indemnifying Entity shall not be liable for any costs or expenses incurred by the Indemnified Entity in defending or investigating such Claim during the period in which the Indemnified Entity failed to give the Claim Notice. Notwithstanding anything to the contrary contained in this Agreement, no Claim for indemnification pursuant to Section 8.01(a)(i) arising out of a Claim relating to Taxes may be asserted unless (i) a Taxing Authority has actually commenced a lawsuit, action or regulatory proceeding or issued a written notice of proposed adjustment, assessment or deficiency, in each case, with respect to the specific matters addressed in such Claim and (ii) such Claim for indemnification is made in respect of a reasonably expected amount of Indemnifiable Losses in connection with the Claim by such Taxing Authority.

(b)                                 Upon receipt by an Indemnifying Entity of a Claim Notice in respect of a Claim brought by a Third Party, the Indemnifying Entity shall be entitled to (i) assume and have sole control over the defense and investigation of such Claim at its sole cost and expense (subject to the last sentence of this Section 8.03(b)) and with counsel of its own choosing if it gives notice of its intention to do so to the Indemnified Entity within thirty (30) days of the receipt of such Claim Notice from the Indemnified Entity and (ii) negotiate a settlement or compromise of, or consent to the entry of a judgment with respect to, such Claim; provided, that if such settlement, compromise or consent does not include a full and unconditional waiver and release by the Third Party of all applicable Indemnified Entities for all costs or liabilities with respect to such Claim, such settlement, compromise or consent shall be permitted hereunder only with the written consent of the Indemnified Entity (whether or not the Indemnified Entity is an actual or potential party to such Claim), which consent shall not be unreasonably withheld, conditioned or delayed. If, within thirty (30) days of receipt from an Indemnified Entity of any Claim Notice with respect to a Third-Party Claim, the Indemnifying Entity (A) advises such Indemnified Entity in writing that the Indemnifying Entity does not elect to defend and investigate such Claim, (B) is not entitled to assume and control the defense or investigation of such Claim or (C) fails to make such an election in writing, then (1) such Indemnified Entity may, at its option, defend, investigate, settle or compromise, or consent to an entry of judgment with respect to, such Claim; provided that any such settlement, compromise or consent shall be permitted hereunder only with the written consent of the Indemnifying Entity (whether or not the Indemnifying Entity is an actual or potential party to such Claim), which consent shall not be unreasonably withheld, conditioned or delayed, and (2) the Indemnifying Entity may participate in (but not control) any such defense and investigation at its sole cost and expense. Each Indemnified Entity shall make available to the Indemnifying Entity all information available to such Indemnified Entity relating to such Claim, except as may be prohibited by applicable Law, including providing the Indemnifying Entity promptly (but in any event within five (5) Business Days) after the Indemnified Entity’s receipt thereof, with copies of all notices and documents (including court papers) received by the Indemnified Entity relating any Claim by a Third Party. In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense and investigation of any such Claim. If the Indemnifying Entity elects to assume control of the defense and investigation of any such Claim, then the Indemnified Entity shall be entitled to participate in (but not control) such defense and investigation with counsel reasonably acceptable to the Indemnifying Entity at such Indemnified Entity’s sole cost and expense. In the event the Indemnifying Entity assumes control of the defense and investigation of (or otherwise elects to negotiate a settlement or compromise of or consent to an entry of judgment with respect to) any such Claim, the Indemnified Entity shall reimburse the Indemnifying Entity for all costs and expenses incurred by the Indemnifying Entity in connection with such defense and investigation (or negotiation, settlement, compromise or consent) to the extent, if applicable, that such costs and expenses do not exceed the amount of the remaining Deductible; provided that such costs and expenses shall be included in the calculation of the Deductible.

SECTION 8.04              Indemnification Generally.

(a)                                 The amount of Indemnifiable Losses which the Indemnifying Entity is or may be required to pay to any Indemnified Entity pursuant to this Article 8 shall be reduced without duplication (retroactively, if necessary) (i) by any insurance proceeds or other amounts received or recoverable by or on behalf of such Indemnified Entity or its Affiliates related to such Indemnifiable Losses, (ii) any Tax benefit actually realized by such Indemnified Entity or its Affiliates as a result of such Indemnifiable Losses, and (iii) to the extent any such Indemnifiable Loss is reserved for in the Financial Statements (including the notes thereto). An Indemnified Entity shall take, or cause its Affiliates to take, all necessary and appropriate actions to pursue payment from any Third Party with respect to any Indemnifiable Loss under any Contract, arrangement or commitment pursuant to which such Indemnified Entity or its Affiliates are entitled to reimbursement or indemnification with respect to such Indemnifiable Loss. If an Indemnified Entity shall have received the payment required by this Agreement from the Indemnifying Entity in respect of Indemnifiable Losses and shall subsequently receive (or any of its Affiliates shall subsequently receive) any insurance proceeds or other amounts or shall subsequently realize (or any of its Affiliates shall subsequently realize) any Tax benefit in respect of such Indemnifiable Losses, then such Indemnified Entity shall promptly repay, or cause to be repaid, to the Indemnifying Entity a sum equal to the amount of such insurance proceeds or other amounts actually received or such Tax benefit actually realized. For purposes of this Section 8.04(a), a Tax benefit will be deemed to be realized by an Indemnified Entity with respect to an Indemnifiable Loss in a taxable period if, and to the extent that, either (A) the Indemnified Entity or any of its Affiliates (including Purchaser) receives a refund or other return of Taxes paid that would not have been received but for any Tax losses or deductions attributable to such Indemnifiable Loss (treating such Tax losses or deductions as the last item claimed for any taxable period), or (B) the Indemnified Entity’s or any of its Affiliates’ (including Purchaser’s) cumulative liability for Taxes for such taxable period, calculated by excluding the relevant Tax losses or deductions attributable to such Indemnifiable Loss, exceeds the Indemnified Party’s or any of its Affiliates’ actual liability for Taxes for such taxable period, calculated by taking into account the relevant Tax losses or deductions attributable to such Indemnifiable Loss (treating such Tax losses or deductions as the last item claimed for any taxable period).

(b)                                 In addition to the requirements of Section 8.04(a), each Indemnified Entity shall be obligated in connection with any Claim for indemnification under this Article 8 to take all necessary and appropriate actions (or cease taking actions) to mitigate Indemnifiable Losses upon and after becoming aware of any fact or circumstance that may give rise to such Indemnifiable Losses. In the event an Indemnified Entity fails to take such actions, such Indemnifying Entity shall have no liability for any portion of such Indemnifiable Losses that reasonably could have been avoided had such Indemnified Entity taken such actions.

(c)                                  Subject to the rights of any Person providing insurance as contemplated by Section 8.04(a), the Indemnifying Entity shall be subrogated to any right, defense or Claim that the Indemnified Entity may have against any other Person with respect to any matter giving rise to a Claim for indemnification hereunder. Such Indemnified Entity shall cooperate with the Indemnifying Entity in a reasonable manner, at the sole cost and expense of the Indemnifying Entity, in presenting any subrogated right, defense or Claim.

(d)                                 Except as expressly provided in this Article 8, including Section 8.01 and Section 8.02, after the Tier Two Closing, no Party shall have any liability to another Party, including with respect to any breach of any representation, warranty, covenant or agreement in this Agreement or otherwise, under this Agreement or in respect of the transactions contemplated hereby. In furtherance of the foregoing, (i) each Indemnified Purchaser Entity hereby waives, from and after the Tier Two Closing, any and all rights and Claims it may have against the

Sellers arising under or based upon this Agreement, any document or certificate delivered in connection herewith, any applicable Law (including any applicable Environmental Law) or otherwise (except pursuant to the indemnification provisions set forth in this Article 8), and (ii) the Parties agree that no breach of any representation, warranty, covenant or agreement in this Agreement, individually or in the aggregate, shall give rise to any right on the part of any Party to rescind this Agreement or any of the transactions contemplated hereby.

(e)                                  All Indemnifiable Losses shall be determined without duplication of recovery under other provisions of this Agreement or any other document or agreement delivered in connection with this Agreement. Without limiting the generality of the prior sentence, if a set of facts, conditions or events constitutes a breach of more than one representation, warranty, covenant or agreement of this Agreement that is subject to an indemnification obligation under this Article 8, only one recovery of Indemnifiable Losses shall be allowed with respect to such set of facts, conditions or events, and in no event shall there be any indemnification or duplication of payments or recovery under different provisions of this Agreement arising out of the same set of facts, conditions or events.

(f)                                   The Sellers shall not have any liability for any Indemnifiable Losses that represent the cost of repairs, replacements or improvements to the extent that such repairs, replacements or improvements enhance the value of the repaired, replaced or improved asset or property above its value on the applicable Closing Date or which represent the cost of repair or replacement exceeding the lowest reasonable cost of repair or replacement.

(g)                                  In no event shall the Sellers have any liability for any Indemnifiable Losses to the extent that such Indemnifiable Losses are caused by or exacerbated by any action or omission by any of the Indemnified Purchaser Entities following the Tier One Closing.

(h)                                 Neither Party shall have any right to off-set or set-off any payment due pursuant to this Article 8.

(i)                                     Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall have any liability for Indemnifiable Losses if an Indemnified Entity had knowledge, as of the date hereof and at any time during the Interim Period, of any fact or circumstance that, with or without notice or the passage of time, would reasonably be expected to give such Indemnified Entity the right to seek any remedy against such Indemnifying Party under this Article 8.

(j)                                    Notwithstanding anything to the contrary in this Agreement, in no event shall any Indemnifying Entity’s liability for Indemnifiable Losses with respect to any Non-Wholly Owned Acquired Company exceed an amount equal to such Indemnifying Party’s pro rata share of such Non-Wholly Owned Acquired Company as determined by reference to such Indemnifying Entity’s ownership interest in such Non-Wholly Owned Acquired Company at the relevant time and the applicable allocation provisions of the Organizational Documents governing such Non-Wholly Owned Acquired Company at the relevant time.

(k)                                 All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by Law.

ARTICLE 9
Termination

SECTION 9.01              Termination. This Agreement may be terminated:

(a)                                 at any time prior to the Tier One Closing Date by mutual written agreement of the Purchaser and the Sellers;

(b)                                 by either the Purchaser or the Sellers by giving written notice to the other Party if the Tier One Closing shall not have occurred on or prior to two hundred and ten (210) days after the date hereof (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Tier One Closing to occur on or before such date;

(c)                                  by either the Purchaser or the Sellers by giving written notice to the other Party if any Governmental Entity shall have issued an order, decree, ruling, injunction or other legal prohibition, or taken any other action, or any other Law is in effect, permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated hereby, and such order, decree, ruling, other action or Law shall not be subject to appeal or shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 9.01(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, such order, decree, ruling or other action;

(d)                                 by either the Purchaser or the Sellers by giving written notice to the other Party if there has been a breach by such other Party of any representation, warranty, covenant or other agreement contained in this Agreement and such breach (i) would result in the failure to satisfy one or more of the conditions to the applicable Closing of the Party sending such notice (set forth in Section 6.01, Section 6.02 or Section 6.03, as applicable) and (ii) is of a character that is capable of being cured but has not been cured (to the extent necessary to avoid a failure of such a condition) prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is thirty (30) days from the date that the breaching Party is notified in writing by the other Parties of such breach; provided that (1) the Purchaser shall not be permitted to terminate this Agreement if the Purchaser is then in breach of any of its representations, warranties, covenants or other agreements contained herein and such breach would result in the failure to satisfy one or more of the conditions to the Tier One Closing set forth in Section 6.01 or Section 6.03 and (2) the Sellers shall not be permitted to terminate this Agreement if the Sellers are then in breach of any of their representations, warranties, covenants or other agreements contained herein and such breach would result in the failure to satisfy one or more of the conditions to the Tier One Closing set forth in Section 6.01 or Section 6.02; or

(e)           by the Purchaser by giving written notice to the Sellers within ten (10) days after the delivery by the Sellers of a Schedule Update if such Schedule Update discloses a fact, circumstance, development, event or occurrence, the existence of which, if not included in such Schedule Update, would have otherwise permitted the Purchaser to terminate this Agreement pursuant to Section 9.01(d) (with or without giving effect to any cure period contained in Section 9.01(d)); provided, however, that, if the Purchaser does not exercise its termination right under this Section 9.01(e) within such ten (10) day period, (i) the Purchaser shall not have the right to terminate this Agreement as a result of any fact, circumstance, development, event or occurrence disclosed in such Schedule Update and (ii) the Purchaser shall be deemed to have irrevocably and forever waived any termination right or any right to assert the failure to satisfy any condition to the applicable Closing set forth in Article 6 with respect to any such fact, circumstance, development, event or occurrence; provided, further, that the Purchaser shall not be permitted to terminate this Agreement if the Purchaser is then in breach of any of its representations, warranties, covenants or other agreements contained herein and such breach would result in the failure to satisfy one or more of the conditions to the Tier One Closing set forth in Section 6.01 or Section 6.03.

SECTION 9.02     Effect of Termination.

(a)           If this Agreement is terminated as permitted by Section 9.01, no Party shall have any liability to the other Parties under this Agreement, except liability of any Party to the other Parties for bad faith or willful or intentional breach of this Agreement occurring prior to such termination. Until such time as this Agreement is terminated in accordance with Section 9.01, nothing in this Article 9 shall prohibit the Sellers from seeking specific performance pursuant to, and on the terms and conditions set forth in, Section 10.09.

(b)           If this Agreement is terminated by the Purchaser or the Sellers pursuant to Section 9.01, written notice thereof shall forthwith be given to the other Parties and the transactions contemplated hereby shall be terminated, without further action by any Party.

(c)           If this Agreement is terminated, this Agreement shall become null and void and of no further force and effect, except for the following provisions which shall survive such termination: Section 5.02, Section 5.03, Section 5.05, Article 9 and Article 10.

ARTICLE 10
Miscellaneous

SECTION 10.01  Expenses. Except as otherwise provided in this Agreement (including Section 5.04), whether or not each Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, including any fees, expenses or other payments incurred or owed by a Party to any brokers, financial or legal advisors or comparable other Persons retained or employed by such Party in connection with the transactions contemplated hereby.

SECTION 10.02  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given

(a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a .pdf document (with confirmation of transmission) if sent prior to 8:00 p.m. in the place of receipt on a Business Day and on the next Business Day if sent after 8:00 p.m. in the place of receipt on a Business Day or at any time on a date that is not a Business Day or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to the Purchaser, to:

J-POWER USA Development Co., Inc.
1900 E. Golf Road
Suite 1030
Schaumburg, IL 60173
Facsimile No.: (847) 908-2888
Email: mcondon@jpowerusa.com

with a copy to (which shall not constitute notice):

James P. O’Brien
Baker & McKenzie LLP
300 E. Randolph Drive
Chicago, IL 60601
Facsimile No.: (312) 698-2324
Email: james.p.obrien@bakermckenzie.com

(b)	if to the Sellers, to:

Dynegy Inc.
601 Travis Street
Houston, TX 77002
Attn: Catherine James, Esq., Executive Vice President and General Counsel
Facsimile No.: (713) 507-6808
Email: catherine.james@dynegy.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Attention: Michael P. Rogan
Facsimile No.: (202) 661-8200
Email: michael.rogan@skadden.com

SECTION 10.03  Contractual Nature of Representations and Warranties. The Parties hereby acknowledge and agree that (a) all representations and warranties set forth in this Agreement are contractual in nature only, (b) no Person is asserting the truth or accuracy of any representation or warranty set forth in this Agreement, (c) if any such representation or warranty (as modified by the Sellers Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable) should prove untrue or inaccurate, the applicable Party’s only rights, Claims or causes of action shall be to exercise the specific rights set forth in Section 6.02(b), Section 6.03(b) and Section 9.01(d), as and if applicable, and (d) the Parties shall have no other rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or related to any such untruth or inaccuracy of any such representation or warranty.

SECTION 10.04  Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or provision is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

SECTION 10.05  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.06  Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed by the Purchaser and each Seller. Each Party may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

SECTION 10.07  Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Other Transaction Documents (together with the written agreements, Schedules and certificates referred to herein or delivered pursuant hereto) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except as provided in Section 7.03(a) or Article 8, this

Agreement is for the sole benefit of the Parties and their permitted assigns and is not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 10.08  Governing Law. This Agreement, and all Claims or causes of action of the Parties (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance or subject matter hereof, shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

SECTION 10.09  Specific Performance.

(a)           The Parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, each of the Parties agrees that any other Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party is entitled at law or in equity. The Parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other undertaking or security in connection therewith. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that there is adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that (i) by seeking any remedy provided in this Article 10, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement and (ii) nothing contained in this Section 10.09 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 10.09 before exercising any other right under this Agreement. Without limiting the generality of the foregoing, the Parties expressly agree that the Seller shall be entitled to seek specific performance of the Purchaser’s obligation to consummate the Tier One Closing if all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closings), as applicable, and the Purchaser fails to consummate the Tier One Closing by the date that the Tier One Closing is required to have been consummated pursuant to Section 2.03.

(b)           If any Party brings any Claim to enforce specifically the performance of the terms and provisions when expressly available to such Party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended by the time period between the commencement of such Claim and the date on which such Claim is fully and final resolved.

SECTION 10.10  Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery or, if such court disclaims jurisdiction, any federal court located in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. certified mail to such Party’s respective address set forth in Section

10.02 shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Delaware Court of Chancery or (b) any federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.11  Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties; provided that the Purchaser may transfer its rights and obligations under this Agreement, or its rights and obligations related to a specific Sale, to an affiliated partnership, limited liability company or corporation for purposes of having such partnership, limited liability company or corporation take ownership of the Transferred Interests, or the Transferred Interests subject to such specific Sale, and, following transfer of all of the Purchaser’s rights and obligations under this Agreement, the Purchaser shall be fully released and discharged from all obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 10.11 shall be null and void, ab initio.

SECTION 10.12  Schedules, Annexes and Exhibits. Except as otherwise provided in this Agreement, all Schedules, Annexes and Exhibits referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure in the Schedules corresponding to and qualifying a specific section or subsection hereof shall be deemed to correspond to and qualify any other section or subsection hereof relating to the Sellers or the Acquired Companies (in the case of the Sellers Disclosure Schedule) or the Purchaser (in the case of the Purchaser Disclosure Schedule). Certain information set forth on the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. In no event will the listing of any matter in the Schedules be deemed or interpreted to broaden or otherwise amplify the representations, warranties, covenants or agreements contained in this Agreement.

SECTION 10.13  Acknowledgement and Waiver.

(a)           It is acknowledged by each of the Parties that the Sellers have retained Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to act as its counsel in connection with the transactions contemplated hereby and that Skadden has not acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes. The Purchaser agrees that any attorney-client privilege and the expectation of client confidence attaching as a result of Skadden’s representation of the Sellers related to the preparation for, and negotiation and consummation of, the transactions contemplated hereby, including all communications among Skadden and the Sellers and their respective Affiliates in preparation for, and negotiation and consummation of, the transactions contemplated, shall survive the Tier Two Closing and shall remain in effect. Furthermore, effective as of the Tier Two Closing, all communications (and materials relating thereto) between the Acquired Companies, on the one hand, and Skadden or any other legal counsel or financial advisor, on the other hand, related to the preparation for, and negotiation and consummation of, the transactions contemplated hereby are hereby assigned and transferred to the Sellers.

(b)           The Purchaser agrees that, notwithstanding any current or prior representation of the Acquired Companies by Skadden, Skadden shall be allowed to represent the Sellers or any of their respective Affiliates in any matters and disputes adverse to the Purchaser and/or the Acquired Companies that either is existing on the date hereof or arises in the future and relates to this Agreement and the transactions contemplated hereby; and the Purchaser hereby waives any conflicts or claim of privilege that may arise in connection with such representation. Further, the Purchaser agrees that, in the event that a dispute arises after the applicable Closing between the Purchaser or the Acquired Companies and the Sellers or any of their respective Affiliates, Skadden may represent the Sellers or their respective Affiliate in such dispute even though the interests of the Sellers or their respective Affiliate may be directly adverse to the Purchaser or the Acquired Companies and even though Skadden may have represented the Purchaser or the Acquired Companies in a matter substantially related to such dispute.

(c)           The Purchaser acknowledges that any advice given to or communication with the Sellers or any of their respective Affiliates (other than the Acquired Companies) shall not be subject to any joint privilege and shall be owned solely by the Sellers or their respective Affiliates. The Purchaser hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Skadden.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

SELLERS

ELWOOD EXPANSION HOLDINGS, LLC

By:	/s/ Robert C. Flexon
Name: Robert C. Flexon
Title: President and CEO

ELWOOD ENERGY HOLDINGS, LLC

By:	/s/ Robert C. Flexon
Name: Robert C. Flexon
Title: President and CEO

ELWOOD ENERGY HOLDINGS II, LLC

By:	/s/ Robert C. Flexon
Name: Robert C. Flexon
Title: President and CEO

TOMCAT POWER, LLC

By:	/s/ Robert C. Flexon
Name: Robert C. Flexon
Title: President and CEO

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

PURCHASER

J-POWER USA DEVELOPMENT CO., LTD.

By:	/s/ Mark S. Condon
Name: Mark S. Condon
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

Exhibit A
Defined Terms

Section 1 Defined Terms. As used in this Agreement, each of the following terms has the meaning specified in this Section 1 of Exhibit A.

“A&R Elwood Operating Agreement” means a Fourth Amended and Restated Operating Agreement of the Project Company substantially in the form of Exhibit D.

“Acquired Companies” has the meaning set forth in the recitals.

“Affiliate,” with respect to any Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Audit” means any audit, assessment of Taxes, reassessment of Taxes, or other examination by any Governmental Authority or any judicial or administrative proceedings or appeal of such proceedings.

“Business Day” means any day other than a Saturday or Sunday or any day banks in the State of New York are authorized or required to be closed.

“Business Employee” means each individual, including those on leave of absence, whose employment with Sellers and their respective Affiliates as of the date hereof is primarily in respect of the operations of the Acquired Companies, which are those individuals identified on Schedule 5.11(a).

“Claim” means any demand, claim, action, legal proceeding (whether at law or in equity), investigation or arbitration.

“Closing” means, as the context requires, the consummation of the Tier One Sale or the Tier Two Sale.

“Closing Date” means, as the context requires, the Tier One Closing Date or the Tier Two Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, lease, license, evidence of indebtedness, mortgage, indenture purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

“control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Elwood Expansion” has the meaning set forth in the recitals.

“Elwood Indenture” means that certain Trust Indenture dated as of October 23, 2001 between the Project Company and The Bank of New York Mellon Trust Company, N.A. (as ultimate successor trustee to Bank One Trust Company, National Association), as supplemented and amended by the First Supplemental Indenture, dated October 23, 2001, Second Supplemental Indenture, dated as of March 1, 2002, and Third Supplemental Indenture, dated as of February 14, 2013.

“Elwood Operating Agreement” means that certain Third Amended and Restated Operating Agreement of the Project Company dated as of July 26, 2013.

“Elwood Security Agreements” mean that certain (i) Security Agreement dated as of July 26, 2013 between Elwood Seller I (f/k/a Dominion Elwood Holdings, LLC) and The Bank of New York Mellon Trust Company, N.A. (as ultimate successor trustee to Bank One Trust Company, National Association), as Collateral Agent, (ii) Uncertificated Securities Control Agreement dated as of July 26, 2013 between Elwood Seller I (f/k/a Dominion Elwood Holdings, LLC) and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, (iii) Security Agreement dated as of October 23, 2001 between Elwood Seller II (f/k/a Dominion Elwood, Inc.) and The Bank of New York Mellon Trust Company, N.A. (as ultimate successor trustee to Bank One Trust Company, National Association), as Collateral Agent, and (iv) Uncertificated Securities Control Agreement dated as of October 23, 2001 between Elwood Seller II (f/k/a Dominion Elwood, Inc.) and The Bank of New York Mellon Trust Company, N.A., as successor in interest to Bank One Trust Company, National Association, as Collateral Agent.

“Elwood Seller I” has the meaning set forth in the preamble.

“Elwood Seller I Interests” has the meaning set forth in the recitals.

“Elwood Seller II” has the meaning set forth in the preamble.

“Environmental Law” means any applicable U.S. federal, state, provincial or local law, statute, ordinance, rule, regulation, permit or valid and legally binding order of any Governmental Entity relating to the pollution or protection of the environment, the protection of human health from environmental hazards and workplace health and safety, including Laws related to the exposure to, or the release or threatened release, treatment, processing, storage, transport, handling or disposal of Hazardous Substances. For purposes of this definition, “Environmental Law” shall include the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Expansion Interests” has the meaning set forth in the recitals.

“Expansion Seller” has the meaning set forth in the preamble.

“FERC” means the Federal Energy Regulatory Commission or any successor agency.

“FPA” means the Federal Power Act, as amended, and the regulations of the FERC thereunder.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including any governmental, quasi-governmental or nongovernmental body administering, regulating, or having general oversight over gas, electricity, power or other energy-related markets.

“Guaranties” has the meaning set forth in the preamble.

“Hazardous Substance” means any substance, chemical, compound or material listed, defined, designated, classified, characterized or regulated as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or words of similar meaning or effect under any applicable Environmental Law, including petroleum, petroleum products, volatile organic compounds, semi-volatile organic compounds, pesticides, polychlorinated biphenyls and friable asbestos and asbestos-containing materials.

“Indemnifiable Losses” means any and all claims, injuries, lawsuits, liabilities, losses, damages, judgments, fines, penalties, costs and expenses, including the reasonable documented fees and disbursements of counsel (including fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing.

“Intellectual Property” means all intellectual property rights, whether registered or unregistered, pursuant to the laws of any jurisdiction throughout the world, including such rights in and to: (i) trade names, corporate names, trademarks and service marks, social media user account names, trade dress and similar indications of origin, and all goodwill associated therewith and all registrations and applications to register any of the foregoing; (ii) internet domain names; (iii) patents and patent applications (whether utility or design), including any provisional applications, all utility models, and all continuations, continuations-in-part, divisionals, reissues, reexaminations, renewals, and extensions of any of the foregoing and inventions and invention disclosures, whether or not patentable; (iv) copyrights, designs and any other original works of authorship (whether registered or unregistered), and all related applications and registrations; (v) trade secrets and confidential information, including know-how, algorithms, business, technical, servicing or financial information and technology (and including those trade secrets as defined in the Uniform Trade Secrets Act), together with the right in any jurisdiction to limit the use of disclosure thereof; (vi) software, firmware and computer programs and applications, including data files, source code, executable or object code, algorithms, data files, computerized databases, plugins, subroutines, tools, application programming interfaces and libraries, and development documentation, programming tools, drawings, specifications and data; (vii) rights of publicity and rights to use the names, likeness, image, photograph, voice, and/or identity of individuals; and (viii) any renewals and extensions of any of the foregoing (as applicable).

“Interim Period” means the period of time commencing on the date hereof and ending on the Tier One Closing Date.

“Investment Company Act” means the Investment Company Act of 1940, as amended, together with all rules and regulations promulgated thereunder.

“IRS” means the U.S. Internal Revenue Service.

“ISDA” means any master agreement published or otherwise authorized or approved by the International Swaps and Derivatives Association.

“Knowledge” means (a) in the case of the Sellers, the actual knowledge of the individuals listed in Exhibit B hereto and (b) in the case of the Purchaser, the actual knowledge of the individuals listed in Exhibit C hereto.

“Law” means, with respect to any Person, any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, binding administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, permit, approval or other requirement of any Governmental Entity directly applicable to such Person or any of its respective properties or assets, as amended from time to time.

“Liabilities” means, with respect to any Person, any liability, indebtedness or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, due or to become due.

“Lien” means any mortgage, pledge, assessment, security interest, lien, adverse claim, levy, encroachment, or other similar encumbrance or restriction.

“Non-Wholly Owned Acquired Company” means Elwood Expansion and the Project Company.

“O&M Company” has the meaning set forth in the recitals.

“O&M Interests” has the meaning set forth in the recitals.

“O&M Seller” has the meaning set forth in the preamble.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, operating agreement or such other organizational documents of such Person.

“Other Transaction Documents” means all Contracts, instruments and certificates contemplated by and being delivered pursuant to or in connection with this Agreement.

“Person” means any individual, corporation, partnership, joint venture, trust, association, organization, Governmental Entity or other entity.

“Plan” means (a) all material employee benefit plans (within the meaning of Section 3(3) of ERISA) and (b) all material retirement, welfare benefit, bonus, stock option, stock purchase, restricted stock, incentive, supplemental retirement, deferred compensation, retiree health, life insurance, change of control, severance, Code Section 125 flexible benefit, vacation, paid time off or other employee benefit plans, programs or agreements.

“Post-Closing Employee Plans” means the Plans of the Post-Closing Employer.

“Post-Closing Employer” means one or more entities designated by the Purchaser to employ Business Employees upon and following the Tier One Closing in accordance with Section 5.11 or, in the absence of such designation, the Acquired Companies.

“Post-Closing Offer” means an offer of employment by the Post-Closing Employer on terms that conform to the requirements of Section 5.11.

“Pre-Closing Employee Plans” means, in respect of any Transferred Employee, the Plans of Sellers or their respective Affiliates in which the Transferred Employee participated immediately before the Tier One Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Tier One Closing Date.

“Project” has the meaning set forth in the recitals.

“Project Company” has the meaning set forth in the recitals.

“Project Company Material Adverse Effect” means any material adverse effect on the business, assets, financial condition or results of operations of the Project Company and its subsidiaries, taken as a whole, excluding any effects that result from or are consequences of (i) any change in law, rule or regulation of any Governmental Entity, (ii) any change in GAAP or other accounting principles applicable to any Party, (iii) changes or developments in international, national, regional, state or local wholesale or retail markets for electric power or fuel or related products, including those due to actions by competitors, (iv) changes or developments in national, regional, state or local electric transmission or distribution systems, (v) changes or developments in financial or securities markets or the economy in general or effects of climatic conditions (but which exclusion from the foregoing definition does not include catastrophic storms or floods, lightning, tornadoes, hurricanes, earthquakes and other acts of God that directly affect the Project), (vi) events or changes that are consequences of terrorist activity, acts of war or acts of public enemies (other than as directly affects the Project), or (vii) the negotiation, announcement, execution, delivery, consummation or anticipation of the transactions contemplated by this Agreement.

“Purchaser Disclosure Schedule” means the Schedule attached hereto as Schedule B.

“Purchaser Guaranty” has the meaning set forth in the preamble.

“Purchaser Material Adverse Effect” means any change, event or effect that has, individually or in the aggregate, a material adverse effect on the ability of the Purchaser to perform its obligations under, or consummate the transactions contemplated by, this Agreement and the Other Transaction Documents.

“Representatives” means, as to any Person, the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“Required Consents” means, collectively, the Purchaser Required Consents and the Seller Required Consents.

“Retained Interests” has the meaning set forth in the recitals.

“Sale” means, as the context requires, the Tier One Sale (O&M), the Tier One Sale (Expansion), the Tier One Sale (Elwood), the Tier One Sale (Elwood II) and/or the Tier Two Sale.

“Schedules” means, unless the context expressly requires otherwise, collectively, the Sellers Disclosure Schedule and the Purchaser Disclosure Schedule, and each is referred to as a “Schedule.”

“Seller Material Adverse Effect” means any change, event or effect that has, individually or in the aggregate, a material adverse effect on the ability of the Sellers to perform their respective obligations under, or consummate the transactions contemplated by, this Agreement and the Other Transaction Documents.

“Sellers Guaranty” has the meaning set forth in the preamble.

“Straddle Period” means a Tax period beginning on or before, and ending after, the Tier One Closing Date.

“Tax” or “Taxes” means any U.S. federal, state, local or foreign income, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security, disability, occupation, real property, severance, excise and other taxes, charges, levies or other similar assessments imposed by a Taxing Authority, including any interest, penalty or addition thereto.

“Tax Returns” means any return, report or similar statement required to be filed with a Taxing Authority with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tier One Closing” means the date of the consummation of the Tier One Sale.

“Tier One Sellers” has the meaning set forth in the preamble.

“Tier One Transferred Interests” has the meaning set forth in the recitals.

“Tier Two Closing” means the date of the consummation of the Tier Two Sale.

“Transfer Taxes” means all transfer, real property transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges, together with any interest thereon, penalties, fines, charges, fees, additions to tax or additional amounts with respect thereto.

“Transferred Employee” means each Business Employee who accepts the Post-Closing Offer and commences employment with the Post-Closing Employer.

“Transferred Interests” has the meaning set forth in the recitals.

“Treasury Regulations” means the United States Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Working Capital Facility” means the Amended and Restated Revolving Working Capital Credit Facility dated as of July 21, 2005 by and among Elwood Energy, LLC, J-POWER Elwood Capital, LLC, as successor to Peoples Energy Corporation through the Assignment, Assumption and Consent dated as of January 17, 2006, and Dynegy Resources Generating Holdco, LLC (f/k/a EquiPower Resources Holdings, LLC), as successor to Dominion Energy, Inc. through the Assignment, Assumption and Consent dated as of August 29, 2013.

Section 2 Other Defined Terms. In addition to the defined terms set forth on Section 1 of Exhibit A, each of the following capitalized terms has the meaning specified on the page set forth opposite such term below:

Acquired Companies	1
Agreement	1
Allocation	6
Bankruptcy and Equity Exceptions	7
Cap	29
Claim Notice	30
Company Financial Statements	11
Consent	7
Continuation Period	20
Deductible	28
Elwood Expansion	1
Elwood Seller I	1
Elwood Seller I Interests	1
Elwood Seller II	1
Elwood Seller II Tier One Interests	1
Expansion Interests	1
Expansion Seller	1
Filing	7

FIRPTA Certificate	5
Guaranties	2
Inactive Employees	20
Indemnified Entities	29
Indemnified Entity	30
Indemnified Purchaser Entities	28
Indemnified Seller Entities	29
Indemnifying Entity	30
Minimum Claim Amount	29
O&M Company	1
O&M Interests	1
O&M Seller	1
Outside Date	34
Parties	1
Party	1
Project	1
Project Company	1
Projections	27
Purchase Price	3
Purchaser	1
Purchaser Guaranty	2
Purchaser Required Consents	13
Retained Interests	1
Schedule Update	19
Securities Act	14
Seller 401(a) Plan	21
Seller Marks	22
Seller Required Consents	7
Sellers	1
Sellers Guaranty	2
Skadden	39
Support Obligations	19
Surviving Representations	25
Tax Matter	16
Third Party	30
Tier One Closing Date	4
Tier One Sale	4
Tier One Sale (Elwood II)	4
Tier One Sale (Elwood)	4
Tier One Sale (Expansion)	4
Tier One Sale (O&M)	4
Tier One Sellers	1
Tier One Transferred Interests	1
Tier Two Closing Date	4
Tier Two Sale	4
Transferred Interests	1
Transition Services Agreement	23